                                                                    EXHIBIT 10.2
                                                                    ------------



                       -----------------------------------
                            STOCK PURCHASE AGREEMENT
                       -----------------------------------

                          DATED AS OF DECEMBER 19, 1996

                                     BETWEEN

                           GEC INCORPORATED, AS SELLER

                                       AND

                 PARAGON CORPORATE HOLDINGS, INC., AS PURCHASER

                       -----------------------------------

                          OF ALL OUTSTANDING SHARES OF

                               A. B. DICK COMPANY

                       -----------------------------------

                                TABLE OF CONTENTS

ARTICLE I                  DEFINITIONS..........................................................................  1
         SECTION 1.01.              Certain Defined Terms.......................................................  1

ARTICLE II                 PURCHASE AND SALE....................................................................  8
         SECTION 2.01.              Purchase and Sale...........................................................  8
         SECTION 2.02.              Purchase Price..............................................................  8
         SECTION 2.03.              Closing..................................................................... 10

ARTICLE III                REPRESENTATIONS AND WARRANTIES OF SELLER............................................. 10
         SECTION 3.01.              Incorporation and Authority of Seller....................................... 10
         SECTION 3.02.              Incorporation and Qualification of A. B. Dick............................... 10
         SECTION 3.03.              Capital Stock of A. B. Dick................................................. 11
         SECTION 3.04.              Subsidiaries................................................................ 11
         SECTION 3.05.              No Conflict................................................................. 12
         SECTION 3.06.              Consents and Approvals...................................................... 12
         SECTION 3.07.              Financial Information....................................................... 12
         SECTION 3.08.              Intentionally Omitted....................................................... 12
         SECTION 3.09.              Absence of Litigation....................................................... 13
         SECTION 3.10.              Compliance with Laws........................................................ 13
         SECTION 3.11.              Licenses and Permits........................................................ 13
         SECTION 3.12.              Brokers..................................................................... 13
         SECTION 3.13.              Absence of Certain Changes.................................................. 13
         SECTION 3.14.              Taxes....................................................................... 15
         SECTION 3.15.              Proprietary Rights.......................................................... 16
         SECTION 3.16.              Title to and Condition of Properties........................................ 17
         SECTION 3.17.              Environmental Matters....................................................... 18
         SECTION 3.18.              Employee Benefit Plans...................................................... 20
         SECTION 3.19.              Contracts................................................................... 22
         SECTION 3.20.              Accounts Receivable......................................................... 23
         SECTION 3.21.              Labor Relations............................................................. 23
         SECTION 3.22.              Business of A. B. Dick...................................................... 23
         SECTION 3.23.              Customers................................................................... 23
         SECTION 3.24.              Suppliers................................................................... 24
         SECTION 3.25.              Product Liability........................................................... 24
         SECTION 3.26.              Credit Terms; Product Warranties............................................ 24
         SECTION 3.27.              Insurance................................................................... 24
         SECTION 3.28.              Projections................................................................. 24

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................................... 25
         SECTION 4.01.              Incorporation and Authority of Purchaser.................................... 25
         SECTION 4.02.              No Conflict................................................................. 25
         SECTION 4.03.              Consents and Approvals...................................................... 25
         SECTION 4.04.              Absence of Litigation....................................................... 25
         SECTION 4.05.              Brokers..................................................................... 26


ARTICLE V                  ADDITIONAL AGREEMENTS................................................................ 26
         SECTION 5.01.              Conduct of Business Prior to the Closing.................................... 26
         SECTION 5.02.              Confidentiality............................................................. 26
         SECTION 5.03.              Regulatory and Other Authorizations; Consents............................... 27
         SECTION 5.04.              Pre-Closing Transfer of Assets.............................................. 27
         SECTION 5.05.              U.S. Accounts Receivable.................................................... 28
         SECTION 5.06.              Relocation Cost Reimbursement............................................... 30
         SECTION 5.07.              Intra-Company Accounts...................................................... 30
         SECTION 5.08A.             U.S. Pension Plans.......................................................... 30
         SECTION 5.08B.             Non-U.S. Pension Plans...................................................... 31
         SECTION 5.09A.             U.S. Welfare Plans and Other Benefit Plans.................................. 32
         SECTION 5.09B.             Non-U.S. Welfare Plans and Other Benefit Plans.............................. 33
         SECTION 5.10.              Severance Allowance......................................................... 34
         SECTION 5.11.              Additional Agreements....................................................... 34
         SECTION 5.12.              Environmental Permit Transfers.............................................. 35
         SECTION 5.13.              Further Action.............................................................. 35
         SECTION 5.14.              Accounts Receivable......................................................... 35
         SECTION 5.15.              Tax Sharing Agreement....................................................... 35
         SECTION 5.16.              Pre-Closing Claims by A.B. Dick............................................. 35
         SECTION 5.17.              GEC plc Guarantee........................................................... 36
         SECTION 5.18.              3500 Inventory.............................................................. 36

ARTICLE VI                 TAX MATTERS.......................................................................... 37
         SECTION 6.01.              Tax Indemnities............................................................. 37
         SECTION 6.02.              Refunds and Tax Benefits.................................................... 39
         SECTION 6.03.              Contests.................................................................... 39
         SECTION 6.04.              Preparation of Tax Returns.................................................. 40
         SECTION 6.05.              Section 338(h)(10) Election................................................. 41
         SECTION 6.06.              Cooperation and Exchange of Information..................................... 42
         SECTION 6.07.              Conveyance Taxes............................................................ 42
         SECTION 6.08.              Miscellaneous............................................................... 43

ARTICLE VII                CONDITIONS TO CLOSING................................................................ 43
         SECTION 7.01.              Conditions to Obligations of Seller......................................... 43
         SECTION 7.02.              Conditions to Obligations of Purchaser...................................... 44

ARTICLE VIII               INDEMNIFICATION...................................................................... 45
         SECTION 8.01.              Survival.................................................................... 45
         SECTION 8.02.              Indemnification by Purchaser................................................ 46
         SECTION 8.03.              Indemnification by Seller................................................... 48
         SECTION 8.04.              Environmental Indemnification............................................... 50
         SECTION 8.05.              Indemnification by Seller for Liabilities Relating to Pension
                                    Plans, Other Benefit Plans, Retiree Medical Benefits and
                                    Breach of Employee Benefit Plan Representations............................. 54
         SECTION 8.06.              Exclusive Remedies; Waiver.................................................. 55

ARTICLE IX                 TERMINATION AND WAIVER............................................................... 55

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
         SECTION 9.01.              Termination................................................................. 55
         SECTION 9.02.              Effect of Termination....................................................... 56
         SECTION 9.03.              Waiver...................................................................... 56

ARTICLE X                  GENERAL PROVISIONS................................................................... 57
         SECTION 10.01.             Expenses.................................................................... 57
         SECTION 10.02.             Notices..................................................................... 57
         SECTION 10.03.             Public Announcements........................................................ 58
         SECTION 10.04.             Headings.................................................................... 58
         SECTION 10.05.             Severability................................................................ 58
         SECTION 10.06.             Entire Agreement............................................................ 58
         SECTION 10.07.             Assignment; Binding Effect.................................................. 58
         SECTION 10.08.             No Third-Party Beneficiaries................................................ 59
         SECTION 10.09.             Amendment................................................................... 59
         SECTION 10.10.             Governing Law............................................................... 59
         SECTION 10.11.             Arbitration................................................................. 59
         SECTION 10.12.             Counterparts................................................................ 60
         SECTION 10.13.             Waiver of Jury Trial........................................................ 60



                                    EXHIBITS

Exhibit 2.02(a)            Note
Exhibit 5.04(a)            Transfer Agreement
Exhibit 5.11(a)(i)         Distributor Agreement
Exhibit 5.11(b)            Distributor Agreement
Exhibit 5.11(c)            Distributor Agreement
Exhibit 5.11(d)            Supply Agreement
Exhibit 5.17               GEC plc Guarantee
Exhibit 7.01(e)            Form of Opinion of Purchaser's Counsel
Exhibit 7.02(d)            Lease of Niles Facility
Exhibit 7.02(h)(i)         Form of Opinion of Seller's Counsel
Exhibit 7.02(h)(ii)        Form of Opinion of GEC plc's Counsel
Exhibit 7.02(i)            Assumption Agreement

                               DISCLOSURE SCHEDULE

1.01(b)                    Seller's Accounting Policies
2.02(b)(A)                 Reference Statement
2.02(b)(B)                 Interim Working Capital
3.02                       Incorporation and Qualification
3.04                       Subsidiaries
3.06                       Consents and Approvals
3.07                       Company's Financial Data

3.09                       Absence of Litigation
3.10                       Compliance with Laws
3.13                       Absence of Certain Changes
3.14                       Taxes
3.15                       Proprietary Rights
3.16                       Title To and Condition Of Property
3.17                       Environmental Matters
3.18A                      ERISA Compliance
3.18B                      A. B. Dick Non-U.S. Benefit Plans
3.19                       Contracts
3.20                       Accounts Receivable
3.21                       Labor Relations
3.23                       Customers
3.24                       Suppliers
3.25                       Product Liability
3.26                       Credit Terms
3.27                       Insurance
5.01                       Conduct of Business Prior to the Closing
5.03(b)                    Certain Contracts
5.04(c)                    Niles Personal Property Retained
5.04(d)                    Transfer of Other Assets
5.09A(c)                   A. B. Dick Welfare Plans Retained by A. B. Dick
5.09B(c)                   A. B. Dick Non-U.S. Welfare Plans Retained by
                           Purchaser Retained Subsidiaries
6.05                       Allocation of Purchase Price
9.01(b)                    Immaterial Obligations

                  THIS STOCK PURCHASE AGREEMENT, dated as of December 19, 1996, between GEC INCORPORATED, a Delaware corporation ("Seller"), and PARAGON CORPORATE HOLDINGS, INC., a Delaware corporation ("Purchaser").

                            W I T N E S S E T H :

                  WHEREAS, Seller owns all the issued and outstanding shares of capital stock (the "Shares") of A. B. Dick Company ("A. B. Dick"), a Delaware corporation; and

                  WHEREAS, Seller desires to sell the shares on the terms hereinafter expressed, and Purchaser desires to purchase the shares on the terms hereinafter expressed;

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, Purchaser and Seller hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

                  "3500 INVENTORY" means all raw material, work-in-progress and finished goods inventory relating to the Century 3500S, 3500W and 3500SW series of printing presses.

                  "A. B. DICK" has the meaning specified in the recitals of this Agreement.

                  "A. B. DICK BENEFIT PLANS" has the meaning specified in
Section 3.18(a).

                  "A. B. DICK PENSION PLANS" has the meaning specified in
Section 3.18(a).

                  "A. B. DICK WELFARE PLANS" has the meaning specified in
Section 3.18(a).

                  "AFFILIATE" means, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified and, for purposes of Article VIII only, their respective owners.

                  "AGREEMENT" means this Stock Purchase Agreement, dated as of December 19, 1996, between Seller and Purchaser (including the Disclosure Schedule).

                  "ALLOCATION" has the meaning specified in Section 6.05(c).

                  "ASSUMPTION AGREEMENT" has the meaning specified in Section 7.02(i).

                  "BUSINESS" means the business of A. B. Dick and the Purchaser Retained Subsidiaries as conducted as of the date hereof, after giving effect to the transfers provided for in Section 5.04.

                  "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Chicago.

                  "CERCLIS" has the meaning specified in Section 3.17(a)(ii).

                  "CLOSING" has the meaning specified in Section 2.03(a).

                  "CLOSING DATE" has the meaning specified in Section 2.03(a).

                  "COMMONLY CONTROLLED ENTITY" has the meaning specified in
Section 3.18(a).

                  "CONFIDENTIALITY AGREEMENT" has the meaning specified in
Section 5.02.

                  "CONSEQUENTIAL DAMAGES" means any consequential, incidental, special, punitive or exemplary damages including, but not limited to, lost profits, loss of revenue and loss of use or diminution in value of property.

                  "CONTEST" has the meaning specified in Section 6.03(b).

                  "DESIGNATED LIABILITIES" means the following liabilities of A.
B. Dick and the Purchaser Retained Subsidiaries:

                  (a) all liabilities reflected in Final Working Capital (including (i) subject to clause (iv) below, all Reserves therein, but only up to the aggregate amount of all such Reserves, (ii) the Tax Basket, but only up to the amount of such Tax Basket, (iii) the Service Liability reflected therein, but only up to the amount of such Service Liability and (iv) all other liabilities reflected in the Final Working Capital but, except as set forth in clause (e), only to the extent of the amount of such liability included in the Final Working Capital);

                  (b) obligations under the agreements listed in Schedule 3.19 and purchase orders, sales orders and Other Contracts entered into in the ordinary course of operating the Business, but excluding therefrom, subject to clause (a) above, any damages resulting from any default occurring prior to Closing or any default resulting from the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

                  (c) all liabilities relating to claims for severance asserted against A. B. Dick or Seller or its Affiliates by employees of A. B. Dick or the Purchaser Retained Subsidiaries who are terminated from employment after the Closing; and

                  (d) liabilities to the extent arising as a result of the operation of the Business by A.B. Dick and the Purchaser Retained Subsidiaries, or any other occurrence with regard to A. B. Dick and the Purchaser Retained Subsidiaries, after the Closing; provided, however, that Designated Liabilities shall exclude:

                        (i) all liabilities covered by Seller's indemnity
            obligations under Article VI, Section 8.04 and Section 8.05,

                        (ii) all liabilities relating to conditions of the
            businesses of A. B. Dick or any Subsidiary to the extent any such condition is in existence prior to the Closing to the extent such liabilities are not included in clause (a) or clause (b) above, or

                        (iii) subject to clause (a) above and clause (e) below,
            all liabilities for claims made by third parties for injury or damages including, but not limited to, product liability and worker's compensation claims, with respect to A. B. Dick and the Subsidiaries, in existence prior to the Closing or to the extent arising from any event taking place or arising prior to the Closing (including any liability relating to products sold prior to the Closing except to the extent such liability relates to damages caused by modifications made or instructed to be made by A. B. Dick or any of its Affiliates after the Closing); or

                        (iv) all past, present and future liabilities of A.B.
            Dick and the Subsidiaries, whether fixed or contingent, known or unknown, or of any nature whatsoever, in any way related to the Niles Facility or the Seller Retained Subsidiaries, other than obligations specifically assumed by Purchaser pursuant to the Lease and, subject to clause (i), (ii) and (iii) above, other than liabilities related to the Niles Facility resulting from the operations of A. B. Dick after the Closing.

                  (e) all liabilities for product warranty claims for damage to, or repair or replacement of, products sold by A. B. Dick or any Purchaser Retained Subsidiary but excluding any liability for injury or damage to Persons or other property.

                  "DISCLOSURE SCHEDULE" means the Disclosure Schedule dated as of the date hereof delivered to Purchaser by Seller.

                  "DISTRIBUTOR AGREEMENTS" means the agreements to be entered into pursuant to Sections 5.11(a), (b), (c) and (d).

                  "ENVIRONMENTAL LAWS" has the meaning specified in Section 3.17(b).

                  "ENVIRONMENTAL LOSS" has the meaning specified in Section 8.04(a).

                  "ENVIRONMENTAL PERMITS" has the meaning specified in Section 3.17(a)(i).

                  "ERISA" has the meaning specified in Section 3.18(a).

                  "ESTIMATED WORKING CAPITAL ADJUSTMENT" means an adjustment to the consideration paid by Purchaser in connection with the transactions contemplated hereby equal to the Interim Working Capital less the Reference Working Capital.

                  "EXCLUDED LIABILITIES" means:

                  (a) all past and present liabilities of A. B. Dick and the Purchaser Retained Subsidiaries, whether fixed or contingent, known or unknown, or of any nature whatsoever, other than the Designated Liabilities;

                  (b) all past, present and future liabilities of A.B. Dick and the Subsidiaries, whether fixed or contingent, known or unknown, or of any nature whatsoever, relating to

                        (i) all liabilities covered by Seller's indemnity
            obligations under Article VI, Section 8.04 and Section 8.05, and

                        (ii) the Niles Facility, other than obligations
            specifically assumed by Purchaser pursuant to the Lease and as set forth in clause (d)(iv) of the definition of Designated Liabilities;

                  (c) all liabilities relating to claims asserted against Purchaser, A. B. Dick, the Purchaser Retained Subsidiaries or their respective Affiliates by employees of A. B. Dick or the Purchaser Retained Subsidiaries who are terminated from employment prior to Closing or who claim rights to severance solely from the transfer of the Shares by Seller to Purchaser under this Agreement; and

                  (d) all past, present and future liabilities whether fixed or contingent, known or unknown, or of any nature whatsoever, of or relating to the Seller Retained Subsidiaries.

                  Seller and Purchaser hereby acknowledge and agree that Seller's indemnification obligation with respect to those Excluded Liabilities identified in clause (b)(i) above shall be governed by Section Article VI,
Section 8.04 and Section 8.05, respectively, and shall not be governed by
Section 8.03(a)(iv).

                  "FINAL 3500 INVENTORY" shall mean the book value of the 3500 Inventory under Seller's Accounting Policies as reflected in the Final Working Capital, not taking into account the adjustments described in Section 2.02(b)(i). Even though for purposes of the Final Working Capital Adjustment the Final 3500 Inventory shall be deemed to be zero, the parties shall determine such value under Seller's Accounting Policies pursuant to the procedures set forth in Section 2.02(c).

                  "FINAL WORKING CAPITAL" means Working Capital calculated as of the open of business on the Closing Date; provided, however, that such calculation shall be made on a "roll forward" basis from March 31, 1996 to the open of business on the Closing Date, it being agreed that Working Capital was $30,514,000 at March 31, 1996 as set forth on the Reference Statement after making the adjustments described in Section 2.02(b); and provided further that, with respect to any adjustment required under Seller's Accounting Policies to be made at the end of the March 31 fiscal year, the Closing Date shall be treated as the end of the fiscal year for purposes of such calculation of Final Working Capital.

                  "FINAL WORKING CAPITAL ADJUSTMENT" means an adjustment to the consideration paid by Purchaser in connection with the transactions contemplated hereby equal to Final Working Capital less Interim Working Capital.

                  "HAZARDOUS SUBSTANCES" has the meaning specified in Section 3.17(c).

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "INTERIM WORKING CAPITAL" has the meaning specified in Section 2.02(b).

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

                  "IRS" means the Internal Revenue Service.

                  "KNOWLEDGE OF PURCHASER" means the knowledge, after reasonable inquiry, of Robert J. Tomsich, John H. Fountain and David M. Sweeney.

                  "KNOWLEDGE OF SELLER" means the knowledge, after reasonable inquiry, of the Chief Executive Officer, Chief Legal Officer, and Chief Financial Officer of A. B. Dick, the Vice President and Secretary of Seller, Fred Wood, David LeSage and Phillippe Gilles.

                  "LEASE" means the lease agreement described in Section
7.02(d).

                  "LOSSES" of a Person means any and all losses, liabilities, damages (excluding Consequential Damages), claims, awards, judgments, costs and expenses (including reasonable attorneys' and consultants' fees) actually suffered or incurred by such Person.

                  "NILES FACILITY" means the real property, plant and office facility located at 5700 West Touhy Avenue, Niles, Illinois.

                  "NOTE" has the meaning specified in Section 2.02(a).

                  "OTHER CONTRACTS" means (a) all written contracts of A. B. Dick or any Purchaser Retained Subsidiary (other than the contracts required to be set forth in Schedule 3.19), (b) oral contracts of A. B. Dick or any Purchaser Retained Subsidiary requiring payments or assumption of liability by
A. B. Dick or any Purchaser Retained Subsidiary of less than $15,000 in the aggregate with respect to any individual oral contract and $150,000 in the aggregate with respect to all such oral contracts and (c) any oral contract that may be terminated by A. B. Dick immediately upon delivery of notice to the other party. Notwithstanding the foregoing, subject to clause (a) of the definition of Designated Liabilities, Other Contracts shall not include any agreement with respect to any claim by a third party for damages as a result of any occurrence prior to the Closing Date.

                  "PCBS" has the meaning specified in Section 3.17(a)(i).

                  "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens, arising in the ordinary course of business and reflecting items not yet due and payable; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the use of such property for its current purposes.

                  "PERSON" means any individual, corporation, partnership, limited liability company, firm, joint venture, trust, association, governmental or regulatory body or other entity.

                  "PRE-CLOSING TAX PERIOD" shall mean all taxable periods ending on or before the Closing Date and, in the case of any taxable period that begins before the Closing Date but does not end on or prior to the Closing Date, the portion of such period ending on the Closing Date.

                  "PROPRIETARY RIGHTS" has the meaning specified in Section 3.15(a)(ii).

                  "PURCHASER" has the meaning specified in the preamble to this Agreement.

                  "PURCHASER RETAINED SUBSIDIARY" means any Subsidiary that is not a Seller Retained Subsidiary.

                  "PURCHASER'S THRESHOLD AMOUNT" has the meaning specified in
Section 8.02(b).

                  "REAL PROPERTY" has the meaning specified in Section 3.16(a).

                  "REFERENCE STATEMENT" has the meaning specified in Section 2.02(b).

                  "REFERENCE WORKING CAPITAL" has the meaning specified in
Section 2.02(b).

                  "REMEDIAL ACTIVITIES" has the meaning specified in Section
8.04.

                  "REMOVED ASSETS" has the meaning specified in Section 3.13(i).

                  "RESERVES" means all reserves, accruals or provisions reflected in Working Capital, excluding the Tax Basket, Service Liability, trade accounts payable, liability for capital leases and any reserves, accruals or provisions relating to product warranty, and any other items that the parties agree in writing will be treated as separate items and not aggregated for purposes of clause (a) of the definition of Designated Liabilities. As part of the computation of Final Working Capital, the parties shall use the procedures set forth in Section 2.02(c) to determine the aggregate amount of Reserves as of the Closing.

                  "SECTION 338 ELECTIONS" has the meaning specified in Section 6.05(a).

                  "SELLER" has the meaning specified in the preamble to this Agreement.

                  "SELLER RETAINED SUBSIDIARIES" has the meaning specified in
Section 5.04(b).

                  "SELLER'S ACCOUNTING POLICIES" means the accounting principles, policies, practices, bases, methods, judgments and estimations used by A. B. Dick and the Purchaser Retained Subsidiaries for the preparation of the Reference Statement which, as to the matters set forth in Section 1.01(b) of the Disclosure Schedule, are as set forth on the Disclosure Schedule to the extent set forth therein; provided, however, that any accounting principle, policy, practice, base, method, judgment or estimation not disclosed in Section 1.01(b) of the Disclosure Schedule shall not conflict with the principles, policies, practices, bases, methods, judgments and estimations set forth in such Section for purposes of this definition.

                  "SELLER'S THRESHOLD AMOUNT" has the meaning specified in
Section 8.03(b).

                  "SERVICE LIABILITY" means the account maintained for prepayments received under customer service contracts for services to be performed in the future.

                  "SHARES" has the meaning specified in the recitals to this Agreement.

                  "SUBSIDIARY" or "SUBSIDIARIES" means any and all corporations, partnerships, joint ventures, associations, and other entities in which the majority of voting common stock or other equity interest is held or controlled by A. B. Dick directly or indirectly through one or more intermediaries.

                  "TAX" or "TAXES" means all income, gross receipts, sales, use, employment, franchise, profits, property, transfer or other taxes, fees, stamp taxes and duties, contributions, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

                  "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes);

                  "TAX BASKET" has the meaning specified in Section 6.01(a).

                  "THIRD-PARTY CLAIMS" has the meaning specified in Section 8.04(f).

                  "UK SUBSIDIARY" means A. B. Dick-Itek Limited.

                  "U. S. ACCOUNTS RECEIVABLE" has the meaning specified in
Section 5.04(a).

                  "UNOCCUPIED LEASED PROPERTIES" means the real property that is not occupied by A.B. Dick or any Purchaser Retained Subsidiary but is leased by
A. B. Dick or a Purchaser Retained Subsidiary pursuant to the leases identified in or required to be identified in Section 3.16 of the Disclosure Schedule.

                  "WORKING CAPITAL" means, subject to Section 2.02(b), the excess of (a) all current assets of A. B. Dick and the Purchaser Retained Subsidiaries (or the long-term portion of such assets to the extent taken into account in connection with the preparation of the Reference Statement) other than the Removed Assets, but including all U. S. Accounts Receivable (except for intra-GEC accounts) excluding the $1,500,000 required to be in a cash account pursuant to Section 5.10, over (b) the current portion of all Designated Liabilities (or the long-term portion of such Designated Liabilities to the extent taken into account in connection with the preparation of the Reference Statement). Working Capital shall be calculated using Seller's Accounting Policies and the same level of prudence actually used by A. B. Dick for the preparation of the Reference Statement.

                                   ARTICLE II

                                PURCHASE AND SALE

                  SECTION 2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Shares.

                  SECTION 2.02. PURCHASE PRICE. (a) In consideration of the transfer of the Shares and the assumption of liabilities and indemnifications undertaken by Seller in the Assumption Agreement; and in addition to the retention of U. S. Accounts Receivable hereinafter provided for by Seller, Purchaser shall at Closing deliver to Seller an unsecured promissory note in the principal amount of Six Million Dollars ($6,000,000.00) in the form attached hereto as Exhibit 2.02(a) (the "Note"). The consideration for the Shares shall be adjusted as provided below.

                  (b) Section 2.02(b)(A) of the Disclosure Schedule attached hereto (the "Reference Statement") contains a calculation of Working Capital as of March 31, 1996 ("Reference Working Capital"). Attached hereto as Section 2.02(b)(B) of the Disclosure Schedule is a calculation of Working Capital as of October 26, 1996 with respect to A. B. Dick and as of October 31, 1996 with respect to the Purchaser Retained Subsidiaries ("Interim Working Capital"). For purposes of calculating the Estimated Working Capital Adjustment and the Final Working Capital Adjustment, the Reference Working Capital and the Interim Working Capital were prepared, and the Final Working Capital shall be prepared, subject to the following adjustments:

                           (i) The parties agree that solely for purposes of computing the Estimated Working Capital Adjustment and the Final Working Capital Adjustment, the value of the 3500 Inventory in the Interim Working Capital and the Final Working Capital shall be deemed to be zero.

                           (ii) The parties agree that the Service Liability shall be included in the Reference Working Capital, the Interim Working Capital and the Final Working Capital for all purposes of computing the adjustments described in Section 2.02(c). The parties acknowledge that the Service Liability amount included in the Reference Working Capital is $9,099,000 and that such amount shall be utilized in the Reference Working Capital for purposes of computing the Estimated and Final Working Capital Adjustments. If the parties determine, utilizing the procedures set forth in Section 2.02(c), prior to the final and binding determination of the Final Working Capital Adjustment, that the amount of the Service Liability that should have been included in the Reference Working Capital is greater than $9,099,000 under Seller's Accounting Policies, the outstanding principal balance of the Note shall be reduced by treating the amount of such excess as a prepayment under the Note; provided, however, that the amount of such reduction shall not exceed $1,000,000.

                           (iii) The Reference Working Capital and the Interim Working Capital excluded, and the Final Working Capital shall exclude,
         (A) all Excluded Liabilities, including, but not limited to, any accrued liability for real estate taxes with respect to the Niles Facility, any accrued liability or reserve for retiree medical benefits or pension benefits, or any accrued liability or reserves for environmental matters for which Seller is required to indemnify Purchaser and its Affiliates pursuant to Section 8.04, (B) all inter-GEC accounts, including (1) any inter-GEC debts or accounts payable described in Section 5.07 including, without limitation any inter-GEC debts or accounts payable which arise in the ordinary course of business, and (2) any inter-GEC receivables described in Section 5.04(d) of the Disclosure Schedule and any inter-GEC receivables which arise in the ordinary course of business, it being understood that no amounts in respect thereof shall be owing between A. B. Dick and its Affiliates, on one hand, and Seller and its Affiliates, on the other hand, immediately after the Closing, (C) estimated and prepaid Taxes, and (D) any refund or credit of Taxes payable to Seller pursuant to
         Section 6.02.

                           (iv) Cash has been excluded for purposes of computing the Reference Working Capital and Interim Working Capital, but shall be included in computing Final Working Capital to the extent not removed by Seller prior to the Closing. A liability for the A.B. Dick Company Executive Share Unit Plan, the A.B. Dick Company Executive Compensation Plan and the A. B. Dick Company Contingent Compensation Plan has been excluded for purposes of computing the Reference Working Capital and Interim Working Capital, but the accrued liability for such plans in an amount not to exceed $60,000 shall be taken into account to compute the Final Working Capital.

                  (c) At the Closing, a cash settlement will be made in the amount of the Estimated Working Capital Adjustment, which is $6,679,000 by Seller to Purchaser. As soon as practicable, but not later than 60 days after the Closing Date, Seller shall provide Purchaser with a calculation of the Final Working Capital and the Final Working Capital Adjustment (including the calculation provided for in Section 5.05(a)). The Final Working Capital calculation and the Final Working Capital Adjustment calculation shall be conclusive and binding on the parties hereto unless Purchaser shall deliver to Seller notice in writing of an objection to any item within 30 days following Purchaser's receipt of such calculations. In the event of such a dispute, Purchaser, Seller and their respective accountants shall negotiate in good faith among themselves for a period of 15 Business Days in an attempt to resolve such dispute. If no resolution is reached within such period, Purchaser and Seller shall submit such disputed items for arbitration by KPMG Peat Marwick (Chicago), or such other public accounting firm jointly selected by Purchaser and Seller, as arbitrator (the "Arbitrator"), within five Business Days after the end of that period and the decision of the Arbitrator shall be given within 30 days thereafter and will be conclusive and binding on the parties. The decision of the Arbitrator shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by any court having jurisdiction thereof. Purchaser and Seller will each pay one-half of the fees and expenses charged by the Arbitrator in connection therewith. Upon the later of (i) 30 days following Purchaser's receipt of the Final Working Capital calculation and the Final Working Capital Adjustment calculation, or (ii) two Business Days following resolution of any dispute or receipt of the final decision of the Arbitrator, a final cash settlement will be made in the amount of the Final Working Capital Adjustment by Purchaser to Seller, if positive, and by Seller to Purchaser, if negative. In connection with the foregoing, Purchaser shall provide Seller with reasonable access during normal business hours to records, work papers and personnel of A. B. Dick.

                  SECTION 2.03. CLOSING. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., local time, no later than January 17, 1997 at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, IL or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

                  (b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, (ii) the opinions, certificates and other documents required to be delivered pursuant to Section 7.02, (iii) the Assumption Agreement, (iv) the Distributor Agreements, and (v) the Lease.

                  (c) At the Closing, Purchaser shall deliver to Seller (i) the Note, (ii) the Distributor Agreements, (iii) the Lease and (iv) the opinions, certificates and other documents required to be delivered pursuant to Section 7.01.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Purchaser as follows:

                  SECTION 3.01. INCORPORATION AND AUTHORITY OF SELLER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                  SECTION 3.02. INCORPORATION AND QUALIFICATION OF A. B. DICK.
A. B. Dick is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by A. B. Dick. A. B. Dick is duly qualified, licensed or registered as a foreign corporation to do business and is in good standing, to the extent applicable, in each jurisdiction listed in Section 3.02 of the Disclosure Schedule and is duly qualified, licensed or registered as a foreign corporation to do business and is in good standing, to the extent applicable, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification, license or registration necessary.

                  SECTION 3.03. CAPITAL STOCK OF A. B. DICK. The Shares constitute all the authorized, issued and outstanding shares of capital stock of
A. B. Dick. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of A. B. Dick obligating A. B. Dick to issue or sell any of its shares of capital stock. Seller owns the Shares free and clear of all pledges, security interests and all other liens, encumbrances and adverse claims, except for any liens, encumbrances or adverse claims arising out of, under or in connection with this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares.

                  SECTION 3.04. SUBSIDIARIES. Section 3.04 of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, the jurisdiction of its incorporation or organization, and, in addition, for each Purchaser Retained Subsidiary, the type of entity, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and A. B. Dick's current ownership of such shares, partnership interests or similar ownership interests. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of any Purchaser Retained Subsidiary obligating any Purchaser Retained Subsidiary to issue or sell any of its shares of capital stock. Except for the nominee share set forth in Schedule 3.04 of the Disclosure Schedule, which shall be transferred at Closing to Buyer for no additional consideration in accordance with Section 7.02(j), A. B. Dick owns all of the outstanding shares of capital stock of each Purchaser Retained Subsidiary, free and clear of all pledges, security interests and all other liens, encumbrances or adverse claims, except for liens, encumbrances or adverse claims arising out of, under or in connection with this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares of capital stock of any Purchaser Retained Subsidiary. Each Purchaser Retained Subsidiary listed in Section 3.04 of the Disclosure Schedule is duly organized and validly existing under the laws of its respective jurisdiction of organization and has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Purchaser Retained Subsidiary and to carry on its business as currently conducted by such Subsidiary. Section 3.04 of the Disclosure Schedule lists all jurisdictions in which each Purchaser Retained Subsidiary is qualified to do business. Each Purchaser Retained Subsidiary is qualified, licensed or registered to do business and is in good standing, to the extent applicable, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification, license or registration necessary. Except as set forth in Section 3.04 of the Disclosure Schedule, neither A. B. Dick nor any Purchaser Retained Subsidiary is subject to any obligation or requirement to make any investment in or advance to (in the form of a loan, capital contribution, other contribution or otherwise) any Person. Seller has heretofore delivered to Purchaser complete and correct copies of the charter, articles or by-laws (which terms shall be deemed to also include comparable governing instruments with different names) of each Purchaser Retained Subsidiary, as amended and presently in effect, and no Purchaser Retained Subsidiary is in default in the performance, observation or fulfillment of its charter, articles or by-laws.

                  SECTION 3.05. NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance of this Agreement by Seller does not and will not (a) violate or conflict with the certificate of incorporation or by-laws (or similar organizational documents) of Seller, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller, A. B. Dick, the Business or any Purchaser Retained Subsidiary or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on the Shares or on any of the assets or properties of A. B. Dick or any Purchaser Retained Subsidiary pursuant to any note, bond, mortgage or indenture, or pursuant to any material contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Seller, A. B. Dick or any Purchaser Retained Subsidiary are a party or by which any of such assets or properties is bound or affected.

                  SECTION 3.06. CONSENTS AND APPROVALS. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, except (a) as described in Section 3.06 of the Disclosure Schedule, (b) the notification requirements of the HSR Act, and (c) as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

                  SECTION 3.07. FINANCIAL INFORMATION. Attached hereto as
Section 3.07 of the Disclosure Schedule is a true and complete copy of a financial internal report on the standard form of Seller from A. B. Dick and the Purchaser Retained Subsidiaries setting forth their data for the fiscal years ended March 31, 1995 and 1996 (hereinafter called the "Company's Financial Data"). The Company's Financial Data has been prepared for incorporation in the financial statements of Seller's parent which are prepared in accordance with U.K. generally accepted accounting principles ("U.K. GAAP"). The Company's Financial Data presents in accordance with U.K. GAAP the financial position and the assets and liabilities of A. B. Dick and the Purchaser Retained Subsidiaries as of the dates reflected therein, and of the income, expenses and results of the operations of A. B. Dick and the Purchaser Retained Subsidiaries for the periods reflected therein. Seller has also delivered to Buyer a financial schedule setting forth the Company's Financial Data for the year ended March 31, 1996, as adjusted for the matters identified in such schedule.

                  SECTION 3.08. INTENTIONALLY OMITTED.

                  SECTION 3.09. ABSENCE OF LITIGATION. Except as set forth in
Section 3.09 of the Disclosure Schedule, there are no material claims, actions, proceedings or investigations pending (or, to the Knowledge of Seller, threatened) against A. B. Dick or any Purchaser Retained Subsidiary or any of the assets or properties of A. B. Dick or any Purchaser Retained Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body. Except as set forth in Section 3.09 of the Disclosure Schedule, neither A. B. Dick nor any Purchaser Retained Subsidiary nor any of their respective assets or properties are subject to any order, writ, judgment, injunction, decree, determination or award. No claim, action, proceeding or investigation involving Seller or any Seller Retained Subsidiary is pending (or, to the Knowledge of Seller, is threatened) before any court, arbitrator or administrative, governmental or regulatory authority or body which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to materially and adversely affect or restrict Seller's ability to consummate the transactions contemplated hereby.

                  SECTION 3.10. COMPLIANCE WITH LAWS. Neither A. B. Dick nor any Purchaser Retained Subsidiary is in violation of any material law, rule, regulation, order, judgment or decree applicable to A. B. Dick or any Purchaser Retained Subsidiary or by which any of the properties of A. B. Dick or any Purchaser Retained Subsidiary is bound or affected, except as set forth in
Section 3.10 of the Disclosure Schedule. This Section shall not apply to environmental matters which are exclusively the subject of Section 3.17.

                  SECTION 3.11. LICENSES AND PERMITS. A. B. Dick and the Purchaser Retained Subsidiaries hold all permits (excluding Environmental Permits), franchises, licenses, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body material to and used primarily in conducting the Business required to conduct the Business in compliance with material applicable law (collectively, the "Permits"). To the knowledge of Seller each of the Permits is currently valid and in full force and effect. A. B. Dick and the Purchaser Retained Subsidiaries have been in material compliance with the Permits. There is no pending or, to the Knowledge of Seller, threatened proceeding against A. B. Dick or any Purchaser Retained Subsidiaries or change in law or regulation which could reasonably be expected to result in the revocation or cancellation of, or inability of A. B. Dick or any Purchaser Retained Subsidiary to renew, or comply with any Permit. True and complete copies of all Permits with respect to the Niles Facility, the Roxdale, Ontario facility and the Rochester, New York facility have been delivered to or made available for review by Purchaser.

                  SECTION 3.12. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

                  SECTION 3.13. ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.13 of the Disclosure Schedule, since the date of the Reference Statement, neither A. B. Dick nor any Purchaser Retained Subsidiary has:

                        (i) granted any material pledge, lien, security
            interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind on any properties or assets (whether tangible or intangible) of A. B. Dick or any Purchaser Retained

            Subsidiary other than the properties or assets to be removed prior to Closing as contemplated by Section 5.04 (the "Removed Assets");

                        (ii) established or materially increased any bonus,
            insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise materially increased the compensation payable to or to become payable to any officers or key employees of
            A. B. Dick or any Purchaser Retained Subsidiary, except in any case described above as may be required by law or applicable collective bargaining agreement or covered by Seller's indemnity obligations set forth in Section 8.05;

                        (iii) entered into any material employment or severance
            agreement with any of the employees of A. B. Dick or any Purchaser Retained Subsidiary;

                        (iv) sold, assigned, transferred, leased or otherwise
            disposed of any fixed assets of A. B. Dick or any Purchaser Retained Subsidiary having an aggregate value exceeding $100,000 or any of the other assets or properties of A. B. Dick or any Purchaser Retained Subsidiary having an aggregate value exceeding $75,000, other than the Removed Assets (including Scriptomatic Inc., Scriptomatic S.A., Refac Marketing Services, Inc. and Itek Graphix Pty. Limited), sales of inventory in the usual and ordinary course of business and payments of cash;

                        (v) (A) acquired (by merger, consolidation or
            acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (B) incurred any indebtedness for borrowed money or issued any debt securities or assumed, granted, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any person (other than by A. B. Dick with respect to obligations of its Purchaser Retained Subsidiaries), (C) made loans or advances (other than by A. B. Dick to the Subsidiaries), or (D) declared, set aside or paid any dividend or distribution (in cash or in kind) other than those contemplated by this Agreement or made any direct or indirect redemption, purchase or other acquisition of any of its capital stock or entered into any option, right, warrant or agreement to purchase or acquire such stock, the aggregate value of any matter set forth in this Section 3.13(v) which exceeds $50,000;

                        (vi) materially changed any method of accounting or
            accounting practice used by A. B. Dick or any Purchaser Retained Subsidiary other than such changes as were required by generally accepted accounting principles;

                        (vii) issued or sold any additional shares of the
            capital stock of, or other equity interests in, A. B. Dick or any Purchaser Retained Subsidiary, or securities convertible into or exchangeable for such shares or equity interests, issued or granted any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests, or such securities, capitalized any profits or reserves in the form of shares or debt or redeemed or purchased any shares of such capital stock;

                        (viii) amended A. B. Dick's certificate of incorporation
            or by-laws or amended the certificate of incorporation, by-laws or other organizational documents of any Purchaser Retained Subsidiary;

                        (ix) entered into an agreement to do any of the
            foregoing;

                        (x) made any purchase of or any agreement to purchase
            assets (other than materials, supplies and inventory purchased in the ordinary course of business) for an amount in excess of $50,000 for any one purchase or $250,000 for all such purchases or entered into any lease or any agreement to lease, as lessor or lessee, any capital assets with payments over the term thereof to be made by A.
            B. Dick or any Purchaser Retained Subsidiary exceeding an aggregate of $75,000;

                        (xi) made or agreed to any material modification,
            waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any contract, agreement, license or other instrument identified in Section 3.19 of the Disclosure Schedule, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business.

                  SECTION 3.14. TAXES. (a) Except as set forth in Schedule 3.14,
(i) Seller has duly filed all federal, state, local and foreign tax returns and tax reports required to be filed with respect to A. B. Dick and its Subsidiaries, (ii) all taxes, assessments, fees and other governmental charges of A. B. Dick or any Subsidiary shown to be payable under such returns and reports have been fully paid or are not delinquent and are fully accrued as liabilities in the Reference Statement and (iii) no written claim has been made by authorities in any jurisdiction where Seller did not file tax returns that A.
B. Dick or any Subsidiary is or may be subject to taxation therein.

                  (b) Seller has delivered to Purchaser copies of all federal, state, local, and foreign income tax returns filed with respect to A. B. Dick or any Purchaser Retained Subsidiary for taxable periods ended on or after March 31, 1993. Section 3.14 of the Disclosure Schedule sets forth the dates and results of any and all audits and investigations finalized within the last year and for which a payment was made. No waivers of any applicable statute of limitations for the filing of any tax returns or payment of any taxes or assessments of any deficient or unpaid taxes are outstanding. Except as disclosed in Section 3.14 of the Disclosure Schedule, all deficiencies proposed as a result of any audits and investigations have been paid or settled. There is no pending or, to the Knowledge of Seller, threatened federal, state, local or foreign tax audit or assessment of Seller, A. B. Dick or any Subsidiary and except as disclosed in Section 3.14 of the Disclosure Schedule, there is no agreement with any federal, state, local or foreign taxing authority that may affect the subsequent tax liabilities of Seller, A. B. Dick or any Subsidiary.

                  (c) In relation to the UK Subsidiary only:

                  (i) The UK Subsidiary is resident in the United Kingdom for Tax purposes and will be so resident at Closing and is not and never has been during the past six (6) years resident for Tax purposes in any other territory and does not have and has never had any taxable branch, agency or permanent establishment in any other country;

                  (ii) No Tax Asset has been claimed by and/or given to the UK Subsidiary, or taken into account in determining the provision or amount stated in respect of Tax in the Reference Statement or the audited accounts of the UK Subsidiary for the accounting period ended 31st March 1996, which could be withdrawn, postponed or restricted as a result of any act, omission, or circumstance arising or occurring at or at any time after Closing, unless caused by an action taken after the Closing by Purchaser, Purchaser's Affiliates, A.B. Dick or the Purchaser Retained Subsidiaries, other than any action taken by Purchaser or its Affiliates pursuant to this Agreement;

                  (iii) No debt owed by the UK Subsidiary has been waived or released in whole or in part since 31st March 1996 nor is it entitled to such a waiver or release; and

                  (iv) The Company: (A) has been separately registered for the purposes of value added tax since November 24, 1996, and was registered as a member of a VAT group before November 24, 1996, and such registrations are not subject to any conditions imposed by or agreed with HM Customs and Excise, and (B) has complied with the value added tax legislation in all material respects and has maintained and obtained at all time complete, correct and up to date records, invoices and other documents appropriate or requisite for the purposes of value added tax and has retained such records, invoices and other documents as required by the applicable legislation.

                  (d) Neither A.B. Dick nor any Purchaser Retained Subsidiary (other than the UK Subsidiary) is (or has been at any time during the past two
(2) years) resident in the United Kingdom for any Tax purpose and none of them has (or has at any time during the past two (2) years) any branch, agency or permanent establishment in the United Kingdom for any Tax purpose.

                  (e) A.B. Dick is not a member of a Value Added Tax Group.

                  SECTION 3.15. PROPRIETARY RIGHTS. (a) Section 3.15 of the Disclosure Schedule sets forth:

                  (i) All patents, trademarks, trade names, service marks, logos and copyrights and franchises and licenses, sublicenses or material agreements in respect thereof which A. B. Dick or any Purchaser Retained Subsidiary owns or has the right to use or to which A. B. Dick or any Purchaser Retained Subsidiary is a party; and

                  (ii) all registrations or issuances (or applications therefor) of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices (all items in (i) and (ii) of this Section 3.15(a) collectively, "Proprietary Rights").

                  (b) Except as disclosed in Section 3.15 of the Disclosure Schedule, (i) all of the Proprietary Rights are owned by or licensed to A. B. Dick or a Purchaser Retained Subsidiary; (ii) no person or entity has a right to receive a royalty or similar payment in respect of any Proprietary Rights pursuant to any arrangements entered into by A. B. Dick or any Purchaser Retained Subsidiary; and (iii) no claim, action, suit or proceeding has been made during the last year or is pending (or, to the Knowledge of Seller, threatened) against A. B. Dick or any Purchaser Retained Subsidiary either (A) challenging or seeking to deny or restrict the use by A. B. Dick or any Purchaser Retained Subsidiary of any of the Proprietary Rights or (B) alleging that any services are being provided or products are being manufactured or sold, or Proprietary Rights are being used, by A. B. Dick or any Purchaser Retained Subsidiary, in violation of any intellectual property rights of any third Person. Except as disclosed in Section 3.15 of the Disclosure Schedule, (x) there are no uses of the Proprietary Rights in the ordinary course of the Business that, to the Knowledge of Seller, materially violate or materially infringe upon any intellectual property right owned by any third Person (y) Seller is not aware of any infringement or violation of A. B. Dick's or any Subsidiary's rights in or to the Proprietary Rights by any third Person and (z) other than the Proprietary Rights, to the Knowledge of Seller there are no items or rights of the nature of those included in the Proprietary Rights that are necessary for the operation of the Business in the manner in which the Business is currently conducted.

                  (c) Except as disclosed on Section 3.15 of the Disclosure Schedule, neither Seller nor any of its Affiliates (other than A. B. Dick and the Purchaser Retained Subsidiaries) owns or has any interest in any Proprietary Rights used by A. B. Dick or the Purchaser Retained Subsidiaries in connection with the Business.

                  SECTION 3.16. TITLE TO AND CONDITION OF PROPERTIES. (a) Except as set forth in Section 3.16 of the Disclosure Schedule, A. B. Dick or a Purchaser Retained Subsidiary has valid and subsisting leasehold estates in all Real Property leased by A. B. Dick or any Purchaser Retained Subsidiary and owns, leases or has legal right to use all of its other assets and properties of every kind, nature and description, tangible or intangible, wherever located, which constitute all of the material property now used in its business as presently conducted (including, without limitation, all property and assets shown or reflected on the Reference Working Capital, except inventory sold in the ordinary course of business and other assets sold in compliance with this Agreement). Except as set forth in Section 3.16 of the Disclosure Schedule and except for Permitted Encumbrances, all Real Property owned by A. B. Dick or a Purchaser Retained Subsidiary is held free and clear of all mortgages, pledges, liens, security interests, encumbrances and similar restrictions. Except as set forth in Section 3.16 of the Disclosure Schedule, the Real Property is usable for its current uses without violating any material federal, state, local, foreign or other governmental building, zoning, health, safety, platting, subdivision or other material law, ordinance or regulation, or any applicable material private restriction, and such uses are legal conforming uses in all material aspects and neither A. B. Dick nor any Purchaser Retained Subsidiary has received in the last year any written notice of any such violation or noncompliance nor are there any such continuing unresolved violations or noncompliances. Section 3.16 of the Disclosure Schedule contains a complete and accurate list of all real property, other than the Niles Facility, currently owned or leased by A. B. Dick or any Purchaser Retained Subsidiary in the conduct of its business (all such real property other than the Niles Facility, collectively the "Real Property") and identifies any real property leased as of the date hereof by A.B. Dick or any Purchaser Retained Subsidiary that is not currently occupied by A.B. Dick or any Purchaser Retained Subsidiary.

         (b) Except as set forth in Section 3.16 of the Disclosure Schedule, to the Knowledge of Seller, all Real Property and the structures and other improvements thereon and all machinery and equipment and tangible personal property owned or leased by A. B. Dick or any Purchaser Retained Subsidiary (other than the Removed Assets) and material to the operation of the Business are suitable for the purpose or purposes for which they are being used and are in reasonable condition and repair in light of their age and prior use. To the Knowledge of Seller, without conducting any inquiry, except as set forth on
Section 3.16 of the Disclosure Schedule, there are no material structural defects in the exterior walls or the interior bearing walls, the foundation or the roof of any plant, building, garage or other such structure owned by A. B. Dick or any Purchaser Retained Subsidiary and material to the operation of the Business, and the electrical, plumbing, heating systems, and air-conditioning systems of any such plant, building, garage or structure are in reasonable operating condition in light of their age and prior use. The utilities servicing the Real Property are adequate to permit the continued operation of the business of A. B. Dick or such Purchaser Retained Subsidiary, as the case may be, and there are no pending or, to the Knowledge of Seller, threatened zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially affect such continued operation. Seller has furnished or made available to Purchaser copies of, all material engineering, geologic and environmental reports with respect to the Real Property of which A. B. Dick or any Purchaser Retained Subsidiary has a copy.

                  SECTION 3.17. ENVIRONMENTAL MATTERS. (a) (i) Except as disclosed in Section 3.17 of the Disclosure Schedule, A. B. Dick and its Purchaser Retained Subsidiaries are in compliance in all material respects with, and conduct their operations and processes in compliance in all material respects with, Environmental Laws (defined below); to the Knowledge of Seller, there is no condition on, under or in any Real Property or personal property owned, operated or leased or used by A. B. Dick which would give rise to a material liability; no lien has been attached to any real or personal property of A. B. Dick or any Purchaser Retained Subsidiary pursuant to any Environmental Laws; to the Knowledge of Seller, A. B. Dick and its Purchaser Retained Subsidiaries have utilized only haulers and transporters which are in possession of all applicable authorizations or permits to operate to dispose of any Hazardous Substance (as defined below); to the Knowledge of Seller, there has been no treatment, storage, disposal or release of any Hazardous Substance by any person on any property which currently or at any time was owned, operated or leased by A. B. Dick or any Purchaser Retained Subsidiary in any manner that could reasonably be expected to lead to a material liability of A. B. Dick or any Purchaser Retained Subsidiary; there are no sites or locations at which A.
B. Dick or any Purchaser Retained Subsidiary is currently undertaking, or has completed, any investigation, assessment, remedial or response action relating to the treatment, storage, disposal or release of any Hazardous Substance that could reasonably be expected to lead to a material liability; A. B. Dick and its Purchaser Retained Subsidiaries have obtained, and are in compliance with, all material permits, licenses, authorizations, registrations and other governmental consents required by Environmental Laws ("Environmental Permits"); neither A. B. Dick nor any Purchaser Retained Subsidiary has received written notice of any civil, criminal or administrative claims, actions, suits, hearings, investigations, or proceedings pending or threatened that are based on or related to any Environmental Laws (including without limitation written notices regarding requests for information or potentially responsible party designations, in each case, in connection with the off-site disposal of Hazardous Substances); all underground storage tanks and solid waste disposal facilities regulated pursuant to Environmental Laws and owned or operated by or under the control of A. B. Dick or any Purchaser Retained Subsidiary are used and operated in compliance in all material respects with all Environmental Laws; to Seller's knowledge there are no sites, locations or operations at which A. B. Dick or any Purchaser Retained Subsidiary is currently undertaking or has completed an underground storage tank removal or remediation or a closure or remediation of a solid waste disposal facility regulated pursuant to Environmental Laws; there are no polychlorinated biphenyls ("PCBs") in any article, container or equipment on, about, under or within the Real Property in violation of Environmental Laws or which would subject Purchaser, A. B. Dick or any Purchaser Retained Subsidiary to material liability; and to the Knowledge of Seller, there is no friable asbestos at, on, about, under or within the Real Property in violation of applicable Environmental Laws.

                  (ii) Section 3.17 of the Disclosure Schedule sets forth every site that is listed on either (A) the Comprehensive Environmental Response, Compensation and Liability Act Information System ("CERCLIS") database or (B) a similar state, provincial, regional, territorial, municipal, local or foreign law list with respect to which A. B. Dick or any Purchaser Retained Subsidiary has received notice from the United States Environmental Protection Agency or a state, provincial, regional, territorial, municipal, local or foreign agency that it is or may be considered to be a potentially responsible party.

         (b) For the purposes of this Section 3.17, the term "Environmental Laws" means any applicable federal, state, provincial, regional, territorial, county, municipal, local or foreign statute, code, ordinance, rule, regulation, common law doctrine, enforceable policy or guideline, and any permit, consent, approval, license, judgment, order, writ, decree or consent order, injunction or other authorization, including the requirement to register underground storage tanks, relating to any environmental, health or safety matter, in each case as currently in effect or as hereafter amended or adopted, including but not limited to those related to:

                  (i) emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, including, without limitation, into air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land;

                  (ii) the generation, treatment, storage, disposal, use, handling, manufacture, transportation or shipment of Hazardous Substances; or

                  (iii) the pollution or protection of health or safety or the environment including without limitation the Occupational Health & Safety Act, 29 U.S.C. Section 651 ET SEQ., and any state, provincial, regional, territorial, county, municipal or local counterpart thereof, solid waste handling, treatment or disposal of mine waste, or operation or reclamation of mines, operation of drinking water supplies, dredging or filling of wetlands or testing of chemicals prior to their entry into commerce.

         (c) The term "Hazardous Substances" means (i) hazardous materials, contaminants, pollutants, constituents, solid wastes, hazardous wastes, hazardous substances and toxic substances as those terms are defined in the following statutes and their implementing regulations, as amended: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ.; the Resource Conversation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"), 42 U.S.C. Section 9601 ET SEQ.; the Clean Air Act, 42 U.S.C. ss. 7401 ET SEQ.; the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ.; and, the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.;
(ii) petroleum, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) asbestos and/or asbestos-containing materials; (v) PCBs, or PCB-containing materials or fluids; and (vi) any other substance subject to regulation under Environmental Law.

                  SECTION 3.18. EMPLOYEE BENEFIT PLANS. (a) Section 3.18A of the Disclosure Schedule contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and hereinafter an "A. B. Dick Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, and hereinafter an "A. B. Dick Welfare Plan"), stock option, stock purchase, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by A.
B. Dick or any other person or entity that, together with A. B. Dick, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code (each a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, directors or independent contractors of
A. B. Dick in the United States as of the date of this Agreement (all the foregoing being herein called "A. B. Dick Benefit Plans"). Seller has made available to Purchaser true, complete and correct copies of (i) each A. B. Dick Benefit Plan (or, in the case of any unwritten A. B. Dick Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each A. B. Dick Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description for each A. B. Dick Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants and (iv) each trust agreement and insurance or annuity contract relating to any A. B. Dick Benefit Plan. Section 3.18B of the Disclosure Schedule contains a list of each retirement plan (providing benefits similar to those described in Section 3(2) of ERISA, and hereinafter an "A. B. Dick Non-U.S. Pension Plan"), welfare benefit plan (providing benefits similar to those described in Section 3(1) of ERISA, and hereinafter an "A. B. Dick Non-U.S. Welfare Plan"), stock option, stock purchase, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement (other than a governmental plan) maintained or contributed to by any Purchaser Retained Subsidiary for any present or former officers, employees, directors or independent contractors of the Purchaser Retained Subsidiaries outside of the United States as of the date of this Agreement (all the foregoing being herein called "A. B. Dick Non-U.S. Benefit Plans").

                  (b) Each A. B. Dick Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code, as well as any other applicable laws of any jurisdiction. There are no investigations by any governmental agency, termination proceedings or other claims (except claim for benefits payable in the normal operation of the A. B. Dick Benefit Plans), suits or proceedings against or involving any A. B. Dick Benefit Plan or asserting any rights or claims to benefits under any A. B. Dick Benefit Plan that could give rise to any material liability, and there are not any facts that could reasonably be expected to give rise to any material liability to A. B. Dick or Purchaser in the event of any such investigation, claim, suit or proceeding.

                  (c) Except as disclosed in Section 3.18A of the Disclosure Schedule, (i) all contributions to, and payments from, the A. B. Dick Benefit Plans that may have been required to be made in accordance with the terms of the
A. B. Dick Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Internal Revenue Code or any other applicable laws, have been timely made, (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Internal Revenue Code with respect to any A. B. Dick Pension Plan, and (iii) no A. B. Dick Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Internal Revenue Code as of the end of the most recently completed plan year.

                  (d) Section 3.18A of the Disclosure Schedule discloses whether: (i) any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) has occurred to the Knowledge of Seller that involves the assets of any A. B. Dick Benefit Plan; (ii) any prohibited transaction has occurred that could reasonably be expected to subject
A. B. Dick or any of its employees, or, to the Knowledge of Seller, a trustee, administrator or other fiduciary of any trust created under any A. B. Dick Benefit Plan to any material tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA; and
(iii) any of the A. B. Dick Pension Plans has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder).

                  (e) No Commonly Controlled Entity has incurred any material liability to an A. B. Dick Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due), which material liability has not been fully paid as of the date hereof.

                  (f) No Commonly Controlled Entity has (i) engaged in a transaction described in Section 4069 of ERISA that could reasonably be expected to subject A. B. Dick or Purchaser to material liability at any time after the date hereof or (ii) acted in a manner that could, or failed to act so as to, result in material fines, penalties, taxes or related charges under (A) Section 502(c), (i) or (1) of ERISA, (B) Section 4071 of ERISA or (C) Chapter 43 of the Internal Revenue Code, that could reasonably be expected to be imposed on A. B. Dick or Purchaser.

                  (g) Except as disclosed in Section 3.18A of the Disclosure Schedule, A. B. Dick has not incurred, nor could it reasonably be expected to incur, any material withdrawal liability with respect to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (h) The list of A. B. Dick Welfare Plans described in the Disclosure Schedule discloses whether each A. B. Dick Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Internal Revenue Code, or other funding mechanism, or
(iii) insured. A. B. Dick complies in all material respects with the applicable requirements of Section 4980B(f) of the Internal Revenue Code with respect to each

A. B. Dick Welfare Plan that is a group health plan, as such term is defined in
Section 5000(b)(1) of the Internal Revenue Code.

                  (i) Except as described in Sections 5.08A(a)(ii) and 5.09A(b) of this Agreement, no employee of A. B. Dick will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any A. B. Dick Benefit Plan solely as a result of the transactions contemplated by this Agreement.

                  (j) Seller has provided Purchaser with an estimate of the liability of A. B. Dick and, if applicable, each Purchaser Retained Subsidiary for post-retirement health care benefits as described in Financial Accounting Standards No. 106 as of March 31, 1996.

                  (k) In case of each A. B. Dick Non-U.S. Benefit Plan which is subject to the laws of any foreign country, such A. B. Dick Non-U.S. Benefit Plan is in compliance in all material respects with all applicable laws of such foreign jurisdiction. Except as disclosed in Section 3.18B of the Disclosure Schedule, (i) all contributions to, and payments from, each A. B. Dick Non-U.S. Benefit Plan that may have been required to be made in accordance with the terms of the A. B. Dick Non-U.S. Benefit Plan, any applicable labor agreement and any applicable law, have been timely made; and (ii) except as described in Section 5.08B(b) of this Agreement, no employee of any Purchaser Retained Subsidiary will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any A. B. Dick Non-U.S. Benefit Plan solely as a result of the transactions contemplated by this Agreement.

                  SECTION 3.19. CONTRACTS. Section 3.19 of the Disclosure Schedule lists all contracts, agreements, leases, executory commitments, arrangements and understandings (written or, to the Knowledge of Seller, oral) to which A. B. Dick or any Purchaser Retained Subsidiary is a party, including all amendments and supplements thereto, (a) that require payments in excess of $75,000, extend beyond one year from Closing or are otherwise material to the condition, operations, assets or business of A. B. Dick or any Purchaser Retained Subsidiary (other than unfilled purchase orders to purchase goods of A.
B. Dick or any Purchaser Retained Subsidiary), unless cancelable on 60 or fewer days' notice without any liability, penalty or premium, (b) with any present or former stockholder, director or officer of A. B. Dick or any Purchaser Retained Subsidiary, or any Person controlling, controlled by or under common control with any such person, or with any employee, agent or consultant of A. B. Dick or any Purchaser Retained Subsidiary (or any person related by family to any such person) not terminable at will, (c) which provide for the future purchase in excess of $100,000 by A. B. Dick or any Purchaser Retained Subsidiary of any materials, equipment, services or supplies, which continue for a period of more than twelve months (including periods covered by any option to renew by either party) unless cancelable on 60 or fewer days' notice without any liability, penalty or premium or (d) which involve any of the following: (i) any borrowing or guarantees of any amount in excess of $100,000; (ii) any contracts containing covenants purporting to limit the freedom of A. B. Dick or any Purchaser Retained Subsidiary to compete in any line of business in any geographic area; or (iii) any material obligation or commitment providing for indemnification or responsibility for the obligations or losses of any person. Except as set forth in Section 3.19 of the Disclosure Schedule, all of such contracts, agreements, leases, commitments, arrangements and understandings are valid and binding, in full force and effect and enforceable in accordance with their respective provisions against A. B. Dick or the Purchaser Retained Subsidiaries. Neither A. B. Dick or the Purchaser Retained Subsidiaries nor, to the Knowledge of Seller, any other party thereto is in violation of, in default in respect of nor has there occurred an event or condition with respect to A.B. Dick or the Purchaser Retained Subsidiaries or, to the Knowledge of Seller, any other party thereto which, with the passage of time or giving of notice (or both) would constitute a default of any such contract, agreement, lease, commitment, arrangement or understanding.

                  SECTION 3.20. ACCOUNTS RECEIVABLE. Except as set forth in
Section 3.20 of the Disclosure Schedule, all accounts and notes receivable of A.
B. Dick and each Purchaser Retained Subsidiary as of the Closing Date (other than the U.S. Accounts Receivable) will be valid and subsisting and will represent sales actually made (net of all applicable credits and/or rebates) in the ordinary course of business.

                  SECTION 3.21. LABOR RELATIONS. Except as set forth in Section
3.21 of the Disclosure Schedule, A. B. Dick and each Purchaser Retained Subsidiary has complied in all respects with all applicable material federal, state, local or foreign laws, rules, regulations and Executive Orders relating to employment, and all applicable material laws, rules and regulations governing payment of minimum wages and overtime rates, and withholding and payment of taxes from compensation of employees and the payment of premiums or benefits under applicable worker compensation laws. Except as set forth in Section 3.21 of the Disclosure Schedule, there is no unfair labor practice complaint against
A. B. Dick or any Purchaser Retained Subsidiary pending before the National Labor Relations Board. There is no labor strike, collectively organized dispute, slowdown or stoppage, or any union organizing campaign actually pending or, to the Knowledge of Seller, threatened against or involving A. B. Dick or any Purchaser Retained Subsidiary. Except as set forth in Section 3.21 of the Disclosure Schedule, no labor grievance has been filed with A. B. Dick or any Purchaser Retained Subsidiary during the last year or is pending, and no arbitration proceeding has arisen out of or under a collective bargaining or other labor agreement and is pending and no claim therefor has been asserted during the last year. Except as set forth in Section 3.21 of the Disclosure Schedule, no collective bargaining or other labor agreement is currently being negotiated by A. B. Dick or any Purchaser Retained Subsidiary and no union or collective bargaining unit represents any of the employees of A. B. Dick or any Purchaser Retained Subsidiary. Except as set forth in Section 3.21 of the Disclosure Schedule, neither A. B. Dick nor any Purchaser Retained Subsidiary has experienced, nor (to the Knowledge of the Sellers) has been threatened with, any work stoppage or slow down during the past five years.

                  SECTION 3.22. BUSINESS OF A. B. DICK. A. B. Dick and the Purchaser Retained Subsidiaries are engaged in the business of developing, manufacturing, distributing and marketing a broad range of equipment, supplies and services for use in the reprographics and graphic arts industries including but not limited to products and services for the pre-press, press and post-press applications, copiers and digital duplicators.

                  SECTION 3.23. CUSTOMERS. Section 3.23 of the Disclosure Schedule lists the 20 largest customers or groups of related customers of the Business for the 12-month period ended March 31, 1996, together with the amount of revenue of the Business generated by each such customer during that period. Neither A. B. Dick nor any Purchaser Retained Subsidiary has received, as of the date hereof, any written notice or, to the Knowledge of Seller, oral notice, that any such customer intends to terminate or materially reduce its business with A. B. Dick or any Purchaser Retained Subsidiary.

                  SECTION 3.24. SUPPLIERS. Section 3.24 of the Disclosure Schedule lists each supplier from which A. B. Dick and the Purchaser Retained Subsidiaries purchased at least 10% of the goods and services supplied to A. B. Dick and the Purchaser Retained Subsidiaries in connection with the Business during the 12-month period ended March 31, 1996, together with amount of goods and services purchased by A. B. Dick and the Purchaser Retained Subsidiaries from each such supplier during that period.

                  SECTION 3.25. PRODUCT LIABILITY. Except as disclosed on
Section 3.25 of the Disclosure Schedule, no party has made any written, or to the Knowledge of Seller, oral product liability claim with respect to any actual or alleged injury to person or property as a result of the ownership, possession or use of any product sold by A. B. Dick or any Purchaser Retained Subsidiary.

                  SECTION 3.26. CREDIT TERMS; PRODUCT WARRANTIES. Section 3.26 of the Disclosure Schedule, to the Knowledge of Seller, sets forth all the terms and conditions of credit greater than "net 30" given to any customer of A. B. Dick or any Purchaser Retained Subsidiary and all extraordinary discounts given by A. B. Dick or any Purchaser Retained Subsidiary to their respective customers. Seller has made available to Purchaser a copy of the standard warranties and guarantees of A. B. Dick and the Purchaser Retained Subsidiaries and, to the Knowledge of Seller, any material departures therefrom.

                  SECTION 3.27. INSURANCE. Section 3.27 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and bonds currently maintained in which A. B. Dick or any Purchaser Retained Subsidiary is named as an insured party, or for which A. B. Dick or any Purchaser Retained Subsidiary has paid any premiums, and the Disclosure Schedule correctly states the name of the insurer, type and amount of coverage, deductible amounts, if any, expiration date and amount of premium paid annually for each such policy. Except as disclosed on the Disclosure Schedule, all such policies or bonds are currently in full force and effect and neither A. B. Dick nor any Purchaser Retained Subsidiary has received during the past year any notice from any such insurer cancelling or threatening to cancel any such insurance. A. B. Dick and each Purchaser Retained Subsidiary will continue all of such insurance in full force and effect up to the Closing (but on and after the Closing Purchaser shall be responsible for its own insurance for A.B. Dick and the Purchaser Retained Subsidiaries). All premiums due and payable on such policies have been paid.

                  SECTION 3.28. PROJECTIONS. Although management of A. B. Dick has provided to Purchaser projections for A. B. Dick, Purchaser acknowledges that such projections and budget information, do not constitute a representation or warranty by Seller and that such projections and budget information are not being relied upon by Purchaser.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

                  SECTION 4.01. INCORPORATION AND AUTHORITY OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement, the Lease and the Note, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Lease and the Note by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been, and the Note and the Lease will be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery of this Agreement and the Lease, as applicable, by Seller) constitutes and, with respect to the Note and the Lease, will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

                  SECTION 4.02. NO CONFLICT. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement, the Lease and the Note by Purchaser do not and will not (a) violate or conflict with the certificate of incorporation or by-laws (or similar organizational documents) of Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the assets or properties of Purchaser pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, the Lease and the Note.

                  SECTION 4.03. CONSENTS AND APPROVALS. The execution and delivery of this Agreement, the Lease and the Note by Purchaser do not, and the performance of this Agreement, the Lease and the Note by Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, except (a) as described in a writing delivered to Seller by Purchaser on the date hereof, (b) the notification requirements of the HSR Act and (c) as may be necessary as a result of any facts or circumstances relating solely to Seller.

                  SECTION 4.04. ABSENCE OF LITIGATION. No claim, action, proceeding or investigation involving Purchaser is pending (or, to the Knowledge of Purchaser, is threatened) before any court, arbitrator or administrative, governmental or regulatory authority or body which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to materially and adversely affect or restrict Purchaser's ability to consummate the transactions contemplated hereby.

                  SECTION 4.05. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Nesco.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. CONDUCT OF BUSINESS PRIOR TO THE CLOSING. (a) Unless Purchaser otherwise agrees in writing and except as otherwise set forth herein or in the Disclosure Schedule (including Section 5.01 thereof), between the date of this Agreement and the Closing Date, Seller will cause A. B. Dick and the Purchaser Retained Subsidiaries to (i) conduct the Business only in the ordinary course and not enter into any transaction that could reasonably be expected to change materially the amount of accounts receivable, inventory or accounts payable set forth on the Reference Statement, (ii) preserve substantially intact the business organization of the Business, (iii) use reasonable efforts to keep available to Purchaser the services of the present officers and key employees of A. B. Dick and the Purchaser Retained Subsidiaries (other than the chief executive officer and chief financial officer of A. B. Dick and the employees in the legal department of A. B. Dick), which shall not require the payment of any stay bonus or other amount not payable in the ordinary course, (iv) use reasonable efforts to preserve the current relationships of A. B. Dick and the Purchaser Retained Subsidiaries with their respective customers, suppliers, distributors and other persons with which A. B. Dick and the Purchaser Retained Subsidiaries have significant business relationships and (v) use reasonable efforts to preserve, insure and protect the assets of the Business against loss, theft, damage, destruction, infringement or other injury.

                  (b) Except as expressly provided in this Agreement or the Disclosure Schedule (including Section 5.01 thereof) between the date of this Agreement and the Closing Date, Seller will cause A. B. Dick and the Purchaser Retained Subsidiaries not to take any of the actions enumerated in clauses (i) through (ix) of Section 3.13 without the prior written consent of Purchaser (which consent, in the case of clauses (i) - (iii) thereof, shall not be unreasonably withheld and shall be deemed granted if Purchaser fails to respond to any written request by Seller for consent within three (3) business days of Purchaser's receipt of any such written request).

                  SECTION 5.02. CONFIDENTIALITY. The terms regarding confidentiality and public release of information in the letter agreement dated as of May 13, 1996 (the "Confidentiality Agreement") are hereby incorporated herein by reference, shall apply to Purchaser as well as to all the other parties hereto and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 5.02 shall terminate; PROVIDED, HOWEVER, that the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

                  SECTION 5.03. REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS.
(a) Each party hereto shall use all reasonable efforts as soon as practicable following the date of this Agreement to obtain all authorizations, consents, orders and approvals of all federal, state, local and foreign regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto has filed a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, in response to which the Federal Trade Commission granted early termination of the waiting period with respect thereto. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals. Notwithstanding anything to the contrary herein, neither party hereto shall be required to divest or otherwise impair its rights with respect to any business or property in order to obtain any such authorization, consent, order or approval.

                  (b) Except with respect to the contracts set forth in Section 5.03(b) of the Disclosure Schedule, each party hereto shall use all reasonable efforts to obtain any other consents and approvals under any contract set forth in Schedule 3.19 which may be required in connection with its consummation of the transactions contemplated by this Agreement, and the other party shall cooperate in those efforts (which cooperation shall not, however, include the payment of any fee or other amount in order to obtain any such consent).

                  SECTION 5.04. PRE-CLOSING TRANSFER OF ASSETS. (a) PRE-CLOSING U.S. ACCOUNTS RECEIVABLE. No later than immediately prior to the Closing, Seller shall cause A. B. Dick to transfer to Seller or any of its Affiliates the accounts receivable generated by operations in the United States of the type and nature included in the account labeled "U.S. Accounts Receivable- net" in the Reference Statement, outstanding at the close of business on the date immediately prior to the Closing Date (the "U.S. Accounts Receivable"). From and after such transfer, the U.S. Accounts Receivable shall belong to Seller or any such Affiliate. By the Closing Date, A. B. Dick and Seller shall enter into a transfer agreement with regard to the U.S. Accounts Receivable in the form of
Exhibit 5.04(a).

                  (b) PRE-CLOSING TRANSFER OF SUBSIDIARIES. Prior to the Closing, Seller shall cause A. B. Dick to transfer or sell to Seller or any of its Affiliates all the outstanding capital stock of the following Subsidiaries that A. B. Dick owns directly or indirectly: A. B. Dick Holland BV, A. B. Dick (Japan) Ltd., Itek Graphix Pty. Limited (Australia), Scriptomatic, Inc. (USA), Refac Marketing Services Inc. (USA), Scriptomatic S.A. (Switzerland), Videojet Systems International, Inc. (USA), Videojet Japan Inc., Videojet GmbH, A. B. Dick Holdings Limited (UK), Cheshire Mailing Limited (UK), Videojet Limited
(UK), A. B. Dick Limited (UK), and A. B. Dick Co. Pension Trustees (S.A.) Limited (the "Seller Retained Subsidiaries"). Prior to the Closing, Seller shall provide Purchaser with a summary of each such transfer, together with copies of the documents used to effect such transfers. The cost of each transfer shall be wholly borne by Seller or its Affiliate and not charged against the operations of A. B. Dick or any Purchaser Retained Subsidiary.

                  (c) PRE-CLOSING TRANSFER OF NILES FACILITY. Prior to the Closing Seller shall cause A. B. Dick to transfer to Seller or any of its Affiliates A. B. Dick's entire ownership interest in the Niles Facility. All items of personal property shall remain assets of A. B. Dick, except as set forth in Section 5.04(c) of the Disclosure Schedule. As an express undertaking related to the transfer of the real property, Seller or its Affiliate shall assume direct liability for all liabilities relative to the real property, in any way, including but not limited to any liability arising under Environmental Law, real property taxes and assessments, insurance, maintenance, repairs, capital expenditures, utilities and other direct or indirect, fixed or contingent, known or unknown, liabilities associated therewith, subject to the Lease and to this Agreement. Prior to the transfer of the real property Seller shall keep Purchaser informed as to the steps to be taken and documents to be used to effect this transfer. The cost and expenses of the transfer shall be wholly borne by Seller or its Affiliate and not charged against the operations of A. B. Dick or any Purchaser Retained Subsidiary.

                  (d) PRE-CLOSING TRANSFER OF OTHER ASSETS. Prior to the Closing Seller shall cause A. B. Dick to transfer to Seller or its Affiliates the assets described in Section 5.04(d) of the Disclosure Schedule.

                  (e) TAX LIQUIDATION PLAN. Purchaser acknowledges that A. B. Dick will adopt a plan of liquidation for the purposes of Section 332 of the Code (and the analogous provisions of state and local tax law) only, such plan to be effective on or before the Closing Date, and A. B. Dick will distribute the certain assets described in this Section 5.04 to Seller in pursuance of such plan before the Closing.

                  (f) POST-CLOSING RETURN OF RECORDS. To the extent after the Closing that A.B. Dick has physical possession of records relating to the business of Seller or its Affiliates, Purchaser shall, upon Seller's request, cause A.B. Dick to return to Seller, or provide Seller, after receipt of reasonable notice, with reasonable access during normal business hours to, such records. To the extent after the Closing that Seller has physical possession of records relating to the business of A. B. Dick or any Purchaser Retained Subsidiary, Seller shall, upon Purchaser's request, return to Purchaser, or provide Purchaser, after receipt of reasonable notice, with reasonable access during normal business hours to such records.

                  SECTION 5.05. U.S. ACCOUNTS RECEIVABLE. (a) ADJUSTMENT. Promptly after the Closing, Purchaser shall cause A.B. Dick to deliver to Seller a list of the U.S. Accounts Receivable transferred in accordance with Section 5.04(a), including the book value thereof at the close of business on the day immediately prior to the Closing Date and any accounting provision for bad or doubtful accounts in existence at such time relative thereto. Purchaser shall also cause A.B. Dick to provide Seller access to the supporting documentation for the U.S. Accounts Receivable and to preserve such documentation for Seller.

                  If the aggregate book value of all U.S. Accounts Receivable transferred to Seller or its Affiliate, less any accounting provision for bad or doubtful accounts in existence at such time, is less than $20,000,000 at Closing, then at the end of 30 days following the delivery of the list referred to above, Purchaser shall pay to Seller a lump sum in cash equal to the difference of such amounts. If the aggregate book value of all U.S. Accounts Receivable transferred to Seller or its Affiliate, less any accounting provision for bad or doubtful accounts in existence at the open of business on the Closing Date, is more than $20,000,000, then at the end of 30 days from the Closing, Seller shall pay to A. B. Dick a lump sum in cash equal to the difference of such amounts. The amount of any accounting provision for bad or doubtful accounts shall reflect prior practices and experience and shall be reasonable and if disputed shall be resolved as part of the Final Working Capital arbitration provided for in Section 2.02(c).

                  (b) COLLECTION. Purchaser shall cause A. B. Dick to use the reasonable efforts of A. B. Dick to collect in good faith the U.S. Accounts Receivable on behalf and as agent of Seller as described in this paragraph, through its usual, customary and commercially reasonable collection practices, and Seller shall reimburse Purchaser for any out-of-pocket expenses incurred by A.B. Dick in connection therewith upon its invoice. The U.S. Accounts Receivable shall be collected on a FIFO basis relative to other accounts receivable of A.B. Dick of the relevant obligor (unless otherwise specified in writing by such obligor, which A.B. Dick shall not take any action to cause). Until the U. S. Accounts Receivable have been collected in full or such earlier time agreed to by the parties hereto, the mail of A. B. Dick shall be opened every business day together by a representative of A. B. Dick and a representative of Seller. Any mail received over a weekend or on a holiday will be opened by such representatives on the following business day. The representatives will also review a list of collections received under any lockbox arrangement and instruct the lockbox agent to disburse such collections in accordance with the provisions of this Agreement. Purchaser shall cause checks received each day by A. B. Dick representing payment for U. S. Accounts Receivable to be endorsed by the A. B. Dick representative to Seller and as so endorsed to be given to Seller at the time the mail is so opened each day. Purchaser shall cause funds received each day by A. B. Dick in any lockbox account of A. B. Dick representing payment for U.S. Accounts Receivable to be transferred by the lockbox agent to Seller no later than the third business day after such funds are received; provided, however, that any such funds that ultimately do not constitute collected funds shall either be returned by Seller to Purchaser or offset against obligations of Purchaser under this Section 5.05(b). If a check or collection from a customer contains amounts remitted to both Seller and A. B. Dick pursuant to the terms of this Agreement, A. B. Dick shall remit to Seller the amount owed to Seller on the business day on which such amount shall constitute collected funds. If a customer specifically designates a payment to be applied to an invoice already deemed paid under the FIFO method, the FIFO method shall be applied with respect to such payment without regard to such designation by the customer. All payments to Seller hereunder shall be without deduction, counterclaim or offset of any kind. A. B. Dick shall only institute third-party collection activity (i.e., via lawsuits or collection agency), upon written instruction and approval of Seller and all out-of-pocket expense for such third-party collection activity shall be borne by Seller. Seller shall not, either directly or indirectly, through its agents, take extraordinary collection action which would injure the customer relationship between A. B. Dick and any U.S. Accounts Receivable customer. For the purpose hereof, extraordinary collection activity shall refer to the collection practices more severe than those customarily undertaken by A. B. Dick prior to the Closing, it being understood that those customarily undertaken by A.B. Dick prior to the Closing include utilizing collection agencies and bringing lawsuits. In the event Seller does bring any suit in accordance with the foregoing, A.B. Dick shall not thereafter be required to continue any collection action against the relevant obligor hereunder.

                  SECTION 5.06. RELOCATION COST REIMBURSEMENT. Seller or any of its Affiliates will pay to Purchaser, against submission of invoices therefor, up to $2,000,000 of expenses actually incurred by Purchaser or A.B. Dick in connection with moving out of the Niles Facility and in connection with making leasehold improvements in and moving into a replacement facility. All such invoices submitted shall be paid by Seller or any of its Affiliates to A.B. Dick within 10 days of receipt by Seller; provided, however, that in no event shall Seller or any of its Affiliates be obligated to reimburse such costs in an amount exceeding $2,000,000. Purchaser and Seller agree to treat any amounts paid by Seller pursuant to this Section 5.06 as an adjustment to the consideration for the Shares paid pursuant to Section 2.02 for all Tax purposes.

                  SECTION 5.07. INTRA-COMPANY ACCOUNTS. At the time of Closing, Seller will cause A. B. Dick and the Purchaser Retained Subsidiaries to pay or otherwise satisfy all debts or accounts payable from A. B. Dick and the Purchaser Retained Subsidiaries to Seller or any Affiliate, including those debts or accounts payable which arise in the ordinary course of business from the purchase by A. B. Dick or the Purchaser Retained Subsidiaries of goods and services from Seller or any of its Affiliates.

                  SECTION 5.08A. U.S. PENSION PLANS. (a) Prior to Closing, Seller shall take any and all actions necessary to cause each of the following to occur, as applicable, with respect to each A. B. Dick Pension Plan:

                  (i) Remove A. B. Dick as the contributing sponsor, as defined in section 4001(a)(13) of ERISA, the plan sponsor, as defined in section 3(16)(B) of ERISA, and the plan administrator, as defined in section 3(16)(A) of ERISA and section 414(g) of the Internal Revenue Code; and

                  (ii) In the case of all participants employed by A. B. Dick on the Closing Date, vest said participants in their full accrued benefits under each A. B. Dick Pension Plan and terminate all future benefit accruals.

A.B. Dick shall continue to maintain, and shall be solely responsible and liable for, the A.B. Dick Company Executive Share Unit Plan, the A.B. Dick Company Executive Compensation Plan, and the A.B. Dick Company Contingent Compensation Plan after the Closing Date, with such plans being continued only as frozen plans, without new benefit accruals, to distribute previously earned benefits.

                  (b) With respect to all A. B. Dick Pension Plans that are defined benefit pension plans and are or were maintained by A. B. Dick at any time prior to the Closing, Seller shall indemnify Purchaser, A. B. Dick, the Purchaser Retained Subsidiaries and their respective Affiliates against, and hold them harmless from, any liability for any future benefits, and any costs or expenses related to any claims for future benefits, of all such employees, former employees and beneficiaries who establish their entitlement to such benefits pursuant to such plans at any time, whether before or after the Closing.

                  (c) As soon as practicable following the Closing Date, Purchaser shall cause A. B. Dick to establish a defined contribution pension plan, as described in section 3(34) of ERISA, that satisfies the requirements of sections 401(a) and 401(k) of the Internal Revenue Code. The terms of such plan shall be determined exclusively by Purchaser, provided that such plan shall accept rollover contributions from the GEC-USA Employees' Savings and Investment Plan (the "GEC Savings Plan"). Except as provided in this Section 5.08A(c) or otherwise expressly determined by Purchaser, on and after the Closing Date, A. B. Dick shall not maintain or contribute to any pension plan, within the meaning of section 3(2) of ERISA, or other retirement program or deferred compensation arrangement. A. B. Dick and Purchaser shall be solely responsible and liable for any plan established by A.
B. Dick or Purchaser on or after the Closing, and Seller shall have no liability whatsoever with respect to any such plan. Purchaser shall, and shall cause A. B. Dick to, indemnify Seller and its Affiliates against, and hold them harmless from, any liability related to any such plan established by A. B. Dick or Purchaser.

                  SECTION 5.08B. NON-U.S. PENSION PLANS. (a) Seller shall take any and all actions necessary to cease participation by the U. K. Subsidiary in The GEC Plan and Selected Benefit Scheme and The GEC 1992 Savings-Related Share Option Scheme (the "U.K. Pension Schemes"), effective as of the Closing Date or as soon as practicable thereafter. The UK Subsidiary and Purchaser shall take any necessary actions requested by Seller to effect the cessation of the UK Subsidiary's participation in the U.K. Pension Schemes.

                  (b) As soon as practicable after the Closing Date, Seller shall take any and all actions necessary to "wind up" (terminate) the A.B. Dick Company of Canada, Ltd. Pension Plan (the "Canadian Pension Plan"). All participants employed by A.B. Dick Company of Canada, Ltd. (the "Canadian Subsidiary") on the Closing Date shall be fully vested in their full accrued benefits under the Canadian Pension Plan. The Canadian Subsidiary and Purchaser shall take any necessary actions requested by Seller to wind up the Canadian Pension Plan. Prior to the wind up of the Canadian Pension Plan, the Canadian Subsidiary and Purchaser shall not take any actions to modify the Canadian Pension Plan, unless agreed to in writing by Seller. The Canadian Subsidiary, Purchaser, and/or the Affiliates of Purchaser shall have no right to, or interest in, the assets of the Canadian Pension Plan. Any assets of the Canadian Pension Plan that revert to the Canadian Subsidiary, Purchaser, an Affiliate of Purchaser, Seller, or an Affiliate of Seller shall belong solely to Seller and its Affiliates. Purchaser shall, or shall cause the Canadian Subsidiary to, promptly pay to Seller or an Affiliate of Seller an amount equal to any reversion received by the Canadian Subsidiary, Purchaser, or an Affiliate of Purchaser from the Canadian Pension Plan, less an amount equal to all taxes payable by the Canadian Subsidiary, Purchaser, or any Affiliate of Purchaser which are attributable to the reversion. Purchaser and the Canadian Subsidiary shall cooperate with Seller and its Affiliates in any negotiations with employees of the Canadian Subsidiary concerning the Canadian Pension Plan.

                  (c) A.B. Dick, S.A. shall retain the A.B. Dick, S.A. Pension Plan (the "Belgian Pension Plan") after the Closing Date.

                  (d) With respect to any and all A. B. Dick Non-U.S. Pension Plans, other than the Belgian Pension Plan, that are or were maintained by each Purchaser Retained Subsidiary at any time prior to the Closing, Seller shall indemnify each Purchaser Retained Subsidiary, A. B. Dick, Purchaser and their respective Affiliates against, and hold them harmless from, the following:

                  (i) Any liability for any future benefits, and any costs or expenses related to any claims for future benefits, of all such employees, former employees and beneficiaries who establish their entitlement to such benefits pursuant to such plans at any time, whether before or after the Closing; and

                  (ii) Any liability, costs or expenses relating to completing the actions described in Sections 5.08B(a) and 5.08B(b) above.

                  SECTION 5.09A. U.S. WELFARE PLANS AND OTHER BENEFIT PLANS. (a) Prior to Closing, Seller shall take any and all actions necessary to relieve A.
B. Dick and Purchaser from any future or past liability or responsibility whatsoever for providing any type of retiree medical benefit coverage for employees or former employees of A. B. Dick (and their beneficiaries) in the United States (any and all such benefits hereinafter are referred to as "retiree medical benefits") under all A. B. Dick Benefit Plans providing retiree medical benefits at any time prior to the Closing (including benefits described in Section 5.09A(b)). With respect to all A. B. Dick Benefit Plans providing retiree medical benefits for employees (and their beneficiaries) in the United States at any time prior to the Closing (including benefits described in Section 5.09A(b)), Seller shall remain liable for future benefits, and any costs or expenses related to any claims for future benefits, of all such employees, former employees and beneficiaries who establish their entitlement to such benefits pursuant to such plans at any time, whether before or after the Closing. After the Closing, A. B. Dick and Purchaser shall not have any liability or responsibility whatsoever with respect to any such retiree medical benefits, unless such benefits arise under a plan established or maintained by Purchaser after the Closing Date; and Purchaser shall, and shall cause A. B. Dick to, indemnify Seller and its Affiliates against, and hold them harmless from, any liability related to any such plan established or maintained by A. B. Dick or Purchaser. Nothing in this Agreement shall limit any right Seller and its Affiliates otherwise may have to amend or terminate, in whole or in part, the retiree medical benefits provided under the GEC-USA Employees' Welfare Benefit Plan (or any other plan or arrangement maintained by Seller or its Affiliates at any time).

                  (b) Seller shall continue to offer retiree medical benefits to employees of A. B. Dick (and their beneficiaries) in the United States on the Closing Date whose employment by A. B. Dick terminates permanently and who meet the eligibility requirements for such benefits during the six month period following the Closing. Such retiree medical benefits shall be offered under the same terms and conditions applicable on the date of this Agreement except that
(i) an additional two years shall be added to the age and years of service of each such employee at the time of his termination of employment (provided that such termination occurs within the six month period following the Closing) to determine his eligibility for retiree medical benefits and his share of the cost of such benefits, and (ii) such employee shall be entitled to receive retiree medical benefits notwithstanding his receipt of severance pay from A. B. Dick. The retiree medical benefits described in this Section 5.09A(b) shall be provided exclusively by Seller or an Affiliate of Seller under a benefit plan sponsored and administered by Seller or an Affiliate of Seller and shall not be, nor be deemed to be, provided by A. B. Dick or Purchaser or a benefit plan of A.
B. Dick or Purchaser. The provisions of Sections 5.09A(a) and 8.05 shall be fully applicable to the retiree medical benefits described in this Section 5.09A(b).

                  (c) A. B. Dick shall retain the A. B. Dick Welfare Plans listed in Schedule 5.09A(c), but Seller shall cause any and all other A. B. Dick Welfare Plans, or A. B. Dick's participation thereunder, to be terminated immediately prior to, or as of, the Closing Date without any liability, cost or expense to A. B. Dick or Purchaser. After the Closing, A. B. Dick and Purchaser shall be solely responsible and liable for the A. B. Dick Welfare Plans listed in Section 5.09A(c) of the Disclosure Schedule, and Seller shall have no liability whatsoever with respect to such plans after the Closing; and Purchaser shall, and shall cause A. B. Dick to, indemnify Seller and its Affiliates against, and hold them harmless from, any liability related to such plans or any benefits arising under such plans, whether the claim for liability or benefits arose before or after the Closing. Except as provided in Section 5.09A(c) of the Disclosure Schedule, each A. B. Dick Welfare Plan listed in Section 5.09A(c) of the Disclosure Schedule reserves to A. B. Dick the right to amend or terminate such plan.

                  (d) Employees of A. B. Dick shall continue to participate in the GEC-USA Employees' Welfare Benefit Plan (the "GEC Welfare Plan") through midnight of the Closing Date, at which time coverage under the GEC Welfare Plan shall cease for employees of A. B. Dick and their eligible dependents.

                  (e) Effective as of 12:01 a.m. immediately following the Closing Date, A. B. Dick (or Purchaser for employees of A. B. Dick) shall establish such new employee welfare benefit plans (as defined in section 3(1) of ERISA) as it may desire; provided, however, that A. B. Dick (or Purchaser for employees of A. B. Dick) shall, effective as of 12:01 a.m. immediately following the Closing Date, establish a group health plan (as defined in section 607(1) of ERISA) for active employees of A. B. Dick, which plan shall waive any pre-existing conditions and evidence of insurability requirements with respect to employees of A. B. Dick (and, if applicable, count total service with A. B. Dick both before and after the Closing for eligibility purposes), except for such pre-existing conditions and evidence of insurability requirements as are contained in the GEC Welfare Plan on the Closing Date which could have been imposed had coverage under the GEC Welfare Plan continued. A. B. Dick and Purchaser shall be solely responsible and liable for such employee welfare benefit plans, and Seller shall have no liability whatsoever with respect to such plans; and Purchaser shall, and shall cause A. B. Dick to, indemnify Seller and its Affiliates against, and hold them harmless from, any liability related to any such plans established or maintained by A. B. Dick or Purchaser.

                  SECTION 5.09B. NON-U.S. WELFARE PLANS AND OTHER BENEFIT PLANS.
(a) Prior to Closing, Seller shall take any and all actions necessary to relieve each Purchaser Retained Subsidiary, A. B. Dick and Purchaser from any future or past liability or responsibility whatsoever for providing any type of retiree medical benefit coverage for employees or former employees of each Purchaser Retained Subsidiary (and their beneficiaries) (any and all such benefits hereinafter are referred to as "retiree medical benefits") under all A. B. Dick Non-U.S. Benefit Plans providing retiree medical benefits at any time prior to the Closing. With respect to all A. B. Dick Non-U.S. Benefit Plans providing retiree medical benefits for employees (and their beneficiaries) at any time prior to the Closing, Seller shall remain liable for future benefits, and any costs or expenses related to any claims for future benefits, of all such employees, former employees and beneficiaries who establish their entitlement to such benefits pursuant to such plans at any time, whether before or after the Closing. After the Closing, the Purchaser Retained Subsidiaries, A. B. Dick and Purchaser shall not have any liability or responsibility whatsoever with respect to any such retiree medical benefits, unless such benefits arise under a plan established or maintained by the Purchaser Retained Subsidiaries after the Closing Date; and Purchaser shall, and shall cause the Purchaser Retained Subsidiaries to, indemnify Seller and its Affiliates against, and hold them harmless from, any liability related to any such plan established or maintained by the Purchaser Retained Subsidiaries or Purchaser. Nothing in this Agreement shall limit any right Seller and its Affiliates otherwise may have to amend or terminate, in whole or in part, the retiree medical benefits described in this Section 5.09B(a)

                  (b)  Intentionally omitted.

                  (c) The Purchaser Retained Subsidiaries shall retain the A. B. Dick Non-U.S. Welfare Plans listed in Section 5.09B(c) of the Disclosure Schedule, but Seller shall cause any and all other A.B. Dick Non-U.S. Welfare Plans, or the Purchaser Retained Subsidiaries' participation thereunder, to be terminated immediately prior to, or as of, the Closing Date without any liability, cost or expense to the Purchaser Retained Subsidiaries or Purchaser. After the Closing, the Purchaser Retained Subsidiaries and Purchaser shall be solely responsible and liable for the A.B. Dick Non-U.S. Welfare Plans listed in
Section 5.09B(c) of the Disclosure Schedule, except that, in the case of any benefits which are self-insured, Seller shall be liable for the run-out of all claims and expenses incurred prior to the Closing, and Seller shall have no other liability whatsoever with respect to such plans after the Closing; and the Purchaser shall, and shall cause the Purchaser Retained Subsidiaries to, indemnify Seller and its Affiliates against, and hold them harmless from, any liability related to such plans or any benefits arising under such plans, whether the claim for liability or benefits arose before or after the Closing (but, in the case of any benefits which are self-insured, excluding liability for the run-out of all claims and expenses incurred prior to the Closing). Except as provided in Section 5.09B(c) of the Disclosure Schedule, each A.B. Dick Non-U.S. Welfare Plan listed in Section 5.09B(c) of the Disclosure Schedule reserves to each Purchaser Retained Subsidiary the right to amend or terminate such plan.

                  SECTION 5.10. SEVERANCE ALLOWANCE. At the time of Closing, Seller shall cause a cash account of A. B. Dick to have cash of $1,500,000.00 to reimburse Purchaser and A. B. Dick for post-Closing Date severance liabilities related to A. B. Dick's and the Purchaser Retained Subsidiaries' employees.

                  SECTION 5.11.  ADDITIONAL AGREEMENTS.

                  (a) At the time of Closing, Seller will cause A.B. Dick Holland BV, subject to written confirmation by Purchaser, to execute (i) a distributor agreement in the form as provided on Exhibit 5.11(a)(i), and to serve as a distributor in the Netherlands of A. B. Dick in the territories designated therein and (ii) a manufacturing, warehousing and shipping services agreement (the "Manufacturing Agreement"). Seller and Purchaser agree to negotiate in good faith prior to the Closing with respect to the terms of the Manufacturing Agreement.

                  (b) At the time of Closing, Seller will cause Itek Graphix Pty. Limited, subject to written confirmation by Purchaser, to execute a distributor agreement in the form as provided on Exhibit 5.11(b), and to serve as a distributor in Australia of A. B. Dick in the territories designated therein.

                  (c) At the time of Closing, Seller will cause Videojet Systems International Inc. ("Videojet") to execute a distributor agreement in the form as provided on Exhibit 5.11(c) pursuant to which A.B. Dick Company of Canada Ltd. will become a distributor of Videojet products and services.

                  (d) At the time of Closing, Seller will cause Videojet to execute a capsule ink supply agreement with A. B. Dick in the form as provided on Exhibit 5.11(d).

                  (e) Walter Seiler is an employee on the payroll of G. E. C. France S. A. who has been regularly assigned to work for the UK Subsidiary. Mr. Seiler is scheduled to retire in April, 1997 and to continue to receive salary until June, 1997. Purchaser agrees to reimburse Seller or Seller's appropriate Affiliate on demand for the compensation and benefit expenses incurred directly for Mr. Seiler through June, 1997.

                  (f) Willem van Sanbliet is an employee on the payroll of A. B. Dick Holland BV who has been regularly assigned to work for A. B. Dick in its DeMeern operations. Such assignment described in the foregoing sentence shall terminate no later than six (6) months following the Closing. Until other suitable arrangements are agreed upon between the parties, Purchaser will, or will cause A. B. Dick to, reimburse Seller or Seller's appropriate Affiliate on demand for the compensation and benefit expenses incurred directly for Mr. Sanbliet. Such suitable arrangements shall include payments of compensation, duties and benefits comparable to Mr. Sanbliet's current arrangements.

                  SECTION 5.12. ENVIRONMENTAL PERMIT TRANSFERS. Seller agrees to cooperate reasonably with Purchaser in transferring any transferable, existing Environmental Permits to A. B. Dick or Purchaser.

                  SECTION 5.13. FURTHER ACTION. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

                  SECTION 5.14. ACCOUNTS RECEIVABLE. Except as otherwise provided in this Agreement, from the date of this Agreement through the Closing Date, no accounts receivable of A. B. Dick will be converted to notes receivable, written off (except against already established reserves) or, except in the ordinary course, otherwise extended, without the prior written consent of Purchaser.

                  SECTION 5.15. TAX SHARING AGREEMENT. The tax sharing arrangement between A.B. Dick and Seller shall be terminated as of the Closing and all amounts payable thereunder shall be cancelled in full.

                  SECTION 5.16. PRE-CLOSING CLAIMS BY A.B. DICK. All recoveries or reimbursements received by A.B. Dick or any of the Purchaser Retained Subsidiaries after the Closing in respect of claims made prior to Closing by any of them from any governmental authorities in respect of any environmental matters or under insurance policies in respect of any matters shall belong to Seller, except to the extent included in Final Working Capital or set-off from any indemnity owed by Seller hereunder. Accordingly and subject to the preceding sentence, upon receipt by Purchaser, A.B. Dick or any Purchaser Retained Subsidiary of any such recoveries or reimbursements, they shall immediately be paid over in full to Seller. Purchaser shall cause A.B. Dick to cooperate with reasonable requests by Seller to assist it in obtaining such recoveries and reimbursements.

                  SECTION 5.17. GEC PLC GUARANTEE. The General Electric Company plc ("GEC plc") shall at the Closing execute and deliver to Purchaser a guarantee in the form of Exhibit 5.17.

                  SECTION 5.18. 3500 INVENTORY. (a) With respect to the 3500 Inventory, Purchaser shall cause A. B. Dick to pay to Seller after the Closing 50% of all gross proceeds actually received by A. B. Dick or its Affiliates as collected funds (net of any sales or transfer taxes) after the Closing in connection with the sales, rental or lease of any 3500 Inventory; provided, however, that such obligation to make payments shall cease and Purchaser and A.
B. Dick shall not be obligated to make any further payments under this Section
5.18 at such time that Seller has received in the aggregate an amount in respect of such payments equal to the Final 3500 Inventory.

                  (b) If any negative adjustment (the"Negative Adjustment") is made from the amount originally proposed by Seller as the Final 3500 Inventory pursuant to Section 2.02(c) and Purchaser has made payments pursuant to Section 5.18(a) which in the aggregate are equal to Final 3500 Inventory as adjusted, Purchaser shall pay to Seller 25% of any additional gross proceeds actually received by A.B. Dick or its Affiliates as collected funds (net of any sales or transfer taxes) in connection with the sales of 3500 Inventory; provided, however, that such obligation to make payments shall cease and Purchaser and A.B. Dick shall not be obligated to make any further payments under this Section 5.18(b) at such time that Seller has received in the aggregate an amount in respect of such payments equal to the Negative Adjustment.

                  (c) The payments described in this Section 5.18 shall be made by A. B. Dick to Seller within two (2) business days after any such proceeds are received by A. B. Dick as collected funds. Until such time as Seller has received an amount equal to the amount originally proposed by Seller as the amount of the Final 3500 Inventory, it shall have the right to audit from time to time, at its sole cost and expense during normal business hours upon reasonable notice, the books and records of A. B. Dick and the Purchaser Retained Subsidiaries relating to the sales, rentals or leases of 3500 Inventory. Purchaser and Seller agree to treat any amounts paid by Seller pursuant to this Section 5.18 as an adjustment to the consideration for the Shares paid pursuant to Section 2.02 for all Tax purposes. The gross proceeds derived from any rental agreement or lease shall be reduced by the amount of any financing charges and service charges provided for in such rental agreement or lease. If a rental agreement or lease does not specify the amount of the applicable financing charges, the gross proceeds shall be reduced by an amount equal to the financing charge for a comparable agreement.

                                   ARTICLE VI

                                   TAX MATTERS

                  SECTION 6.01. TAX INDEMNITIES. (a) From and after the Closing Date, Seller shall indemnify Purchaser and its Affiliates, without gross-up for Taxes, against and hold them harmless from all Taxes (i) imposed on Seller, the Seller Retained Subsidiaries or any Affiliate with which Seller files a consolidated or combined income tax return (other than A. B. Dick or any Purchaser Retained Subsidiary) with respect to any taxable period that ends on, before or after the Closing Date, (ii) imposed on A. B. Dick or any of the Purchaser Retained Subsidiaries with respect to any taxable period that ends on or before the Closing Date, and, in the case of any taxable period beginning before (but not ending on or before) the Closing Date, any Taxes of A. B. Dick or any Purchaser Retained Subsidiary that are allocable, pursuant to Section 6.01(d), to the portion of such period ending on the Closing Date, (iii) imposed as a result of the Section 338 Elections (as defined in Section 6.05(a)), (iv) imposed as a result of the liquidating distributions made by A. B. Dick pursuant to Section 5.04 of this Agreement, and (v) imposed on the UK Subsidiary under
Section 179 Taxation of Chargeable Gains Act 1992 of the United Kingdom; provided, however, that Seller shall have no obligation to make any payment pursuant to this Section 6.01 until the aggregate amount of claims arising pursuant hereto exceeds the Tax Basket (defined below), in which case Purchaser and its Affiliates shall be entitled to indemnity for the amount of such claim in excess of the Tax Basket and all claims made thereafter. From and after the Closing Date, Seller shall indemnify Purchaser and its Affiliates against and hold them harmless from all reasonable costs and expenses (including reasonable attorneys' and consultants' fees) incurred by Purchaser or any of its Affiliates in connection with enforcing their rights under this Article VI. Estimated Taxes paid by or on behalf of A. B. Dick or any Purchaser Retained Subsidiary on or prior to the Closing Date shall be credited to Taxes with respect to the Pre-Closing Tax Period. "Tax Basket" means the reserve for Taxes included in the calculation of Final Working Capital.

                  (b) From and after the Closing Date, Purchaser and A. B. Dick shall indemnify Seller and its Affiliates, without gross-up for Taxes, against and hold them harmless from all Taxes imposed on or with respect to A. B. Dick or any of its Purchaser Retained Subsidiaries that are not subject to indemnification pursuant to paragraph (a) of this Section 6.01, including, but not limited to, Taxes resulting from any transaction of A. B. Dick or any of its Purchaser Retained Subsidiaries occurring on the Closing Date but after the Closing. From and after the Closing Date, Purchaser and A. B. Dick agree to indemnify Seller and its Affiliates against and hold them harmless from all costs and expenses (including reasonable attorneys' and consultants' fees) incurred by Seller or any of its Affiliates in connection with enforcing their rights under this Article VI.

                  (c) Payment by the indemnitor of any amount due under this
Section 6.01 shall be made within ten Business Days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two Business Days (or, in the case of non-US Taxes, five (5) Business Days) before it is due to the appropriate tax authority. If Seller receives an assessment or other notice of Tax due with respect to A. B. Dick or any of its Subsidiaries for any period ending on or before the Closing Date for which Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 6.01, because all or a part of such Tax does not exceed the amount reserved for Taxes in the books and records of A. B. Dick and its Subsidiaries as of the Closing Date or otherwise, and Seller pays such Tax, then Purchaser or A. B. Dick shall pay to Seller, in accordance with the first sentence of this Section 6.01(c), the amount of such Tax for which Seller is not responsible. In the case of a Tax that is contested in accordance with the provisions of Section 6.03, payment of the Tax to the appropriate tax authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate taxing authority or a court unless such payment is necessary to contest such Tax.

                  (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit shall be prorated based upon the fraction employed in clause (i) of the preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this
Section 6.01(d) shall be computed by reference to the level of such items on the Closing Date.

                  (e) Purchaser covenants that without the prior consent of Seller, it will not and will not cause or permit A. B. Dick, the Purchaser Retained Subsidiaries, or any Affiliate of Purchaser, to (i) take any action on the Closing Date, other than in the ordinary course of business or pursuant to the Section 338 Elections that results in any increased Tax liability or reduction of any Tax Asset of Seller or its Affiliates or indemnification obligation of Seller under Section 6.01 of this Agreement, or (ii) make or change any Tax election, amend any Tax return or take any position on any Tax return, or take any other action (other than in the ordinary course of business or pursuant to the Section 338 Elections) that results in any increased Tax liability or reduction of any Tax Asset of Seller or any of its Affiliates. Purchaser agrees that Seller and Seller's Affiliates are to have no liability for Taxes resulting from any action referred to in the preceding sentence, and agrees to indemnify and hold harmless the Seller and its Affiliates against such Tax or reduction of Tax Asset.

                  (f) Seller covenants that without the prior written consent of Purchaser, Seller will not take and will not cause or permit any Affiliate of Seller to take any action on the Closing Date, other than any action in the ordinary course of business or pursuant to the Section 338 Elections, that results in any increased Tax liability or reduction of any Tax Asset of Purchaser, A. B. Dick or their respective Affiliates. Seller agrees that Purchaser, A. B. Dick and their respective Affiliates are to have no liability for Taxes resulting from any action referred to in the preceding sentence and agrees to indemnify and hold harmless Purchaser, A. B. Dick and their respective Affiliates against any such Tax or reduction of Tax Asset.

                  (g) Seller will indemnify Purchaser against and hold it harmless from (i) any liability of the UK Subsidiary to repay the whole or any part of any payment received for group relief under Sections 402-413 Income and Corporation Taxes Act 1988 and (ii) any non-receipt of any payment for group relief included in the calculation of Final Working Capital.

                  (h) Seller will indemnify Purchaser against and hold it harmless from any United Kingdom Tax or Value Added Tax liability of the UK Subsidiary which is properly attributable to Seller or any Seller Retained Subsidiary.

                  (i) Purchaser hereby covenants with Seller to pay to Seller, by way of adjustment to the consideration for the sale of the Shares, an amount equal to any Tax for which Seller or any other person falling within section 767A(2) of the Income and Corporation Taxes Act 1988 (Taxes Act) becomes liable by virtue of the operation of section 767A and 767B of the Taxes Act in circumstances where the taxpayer company (as referred to in section 767A (1)) is the U.K. Subsidiary.

                  (j) The covenant contained in Section 6.02(i) shall:

                           (i) extend to any reasonable out-of-pocket costs incurred by the Seller or such other person in connection with such Tax or a claim under
                                    Section 6.02(i);

                           (ii) not apply to Tax which has been recovered under section 767B(2) of the Taxes Act or any other relevant statutory provision (and the Seller shall procure that no such recovery is sought to the extent that payment is made hereunder)

                           (iii) apply only to a Tax described in Section 6.02(i) with respect to which Purchaser is not entitled to make a claim for indemnity under Article VI.

                  SECTION 6.02. REFUNDS AND TAX BENEFITS. Purchaser shall promptly pay to Seller any refund or credit (including any interest paid or credited with respect thereto) received by A. B. Dick or any of its Subsidiaries of Taxes (i) relating to Pre-Closing Tax Periods or (ii) attributable to an amount paid by Seller under Section 6.01 hereof. Purchaser shall, if Seller so requests and at Seller's expense, cause the relevant entity to file for and obtain any refund to which Seller is entitled under this Section 6.02. Purchaser shall permit Seller to control (at Seller's expense) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as Seller shall designate to represent such entity with respect to such refund claimed. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 6.02 is subsequently reduced or disallowed, Seller shall indemnify and hold harmless the payor for any Tax liability, including interest and penalties, assessed against such payor by reason of the reduction or disallowance.

                  SECTION 6.03. CONTESTS. (a) After the Closing, Purchaser shall promptly notify Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on A. B. Dick which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification under Section 6.01. Such notice shall contain factual information (to the extent known to A. B. Dick) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller prompt notice of an asserted Tax liability as required by this Section 6.03, then (i) if Seller is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, Seller shall not have any obligation to indemnify for any Loss arising out of such asserted Tax liability, and (ii) if Seller is not so precluded from contesting but such failure to give prompt notice results in a detriment to Seller, any amount which Seller is otherwise required to pay Purchaser pursuant to Section 6.01 with respect to such liability shall be reduced by the amount of such detriment.

                  (b) Seller may elect to control, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 6.01 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"). If Seller elects to control a Contest, it shall, within 30 calendar days of receipt of the notice of asserted Tax liability, notify Purchaser of its intent to do so, and Purchaser shall cooperate and shall cause its Affiliates to cooperate, at the expense of Seller, in each phase of such Contest. If Seller elects not to control the Contest, fails to notify Purchaser of its election as herein provided or contests its obligation to indemnify under Section 6.01, Purchaser or A. B. Dick may pay, compromise or contest, at its own expense, such asserted liability. However, in such case, neither Purchaser nor A. B. Dick may settle or compromise any asserted liability over the objection of Seller; PROVIDED, HOWEVER, that consent to settlement or compromise shall not be unreasonably withheld or delayed. In any event, Seller may participate, at its own expense, in the Contest. If Seller chooses to control the Contest, Purchaser shall promptly empower and shall cause its Affiliates promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of Seller as it may designate to represent Purchaser, A. B. Dick any Purchaser Retained Subsidiary or any of their Affiliates in the Contest insofar as the Contest involves an asserted Tax liability for which Seller would be liable under Section 6.01.

                  SECTION 6.04. PREPARATION OF TAX RETURNS. Seller shall prepare and file (a) United States federal, state and local income and franchise tax returns and schedules relating to A. B. Dick and its Subsidiaries for any Tax period ending on or prior to the Closing Date and which are required to be filed after the Closing Date, and (b) any United Kingdom or Belgian tax returns for taxable periods ending on or prior to March 31, 1996. With respect to any returns for which Seller has filing responsibility pursuant to the preceding sentence, A. B. Dick and its Subsidiaries will be included in the consolidated, combined or unitary tax returns of Seller or an Affiliate of Seller on a basis consistent with prior tax years unless a different treatment is required by an intervening change in law. The parties agree that if A. B. Dick or any of its Subsidiaries is permitted, but not required, under applicable state or local income or franchise tax laws to treat the Closing Date as the last day of a Tax period, they will treat the Tax period as ending on the Closing Date. Seller shall prepare and file all other returns of Taxes for any period ending on or prior to the Closing Date to the extent Seller or an Affiliate of Seller (other than A. B. Dick or any of the Purchaser Retained Subsidiaries) previously was responsible for the preparation and filing of such returns for the immediately preceding Tax period. Purchaser shall prepare or cause to be prepared all returns of Taxes for A. B. Dick and the Purchaser Retained Subsidiaries for which Seller is not responsible pursuant to this Section

6.04 (the "Purchaser Returns"). Such Purchaser Returns shall, to the extent they include any Pre-Closing Tax Period, (i) be prepared on a basis consistent with those prepared for prior tax years, including depreciation methods and other accounting methods which may be elected or adopted annually, unless a different treatment of any item is required by an intervening change in law and (ii) shall be submitted by Purchaser to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 40 days prior to the due date (including extensions) for filing. If Seller objects to any item on such Purchaser Return, it shall, within 10 days after delivery of such Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and Seller shall negotiate in good faith and use their best efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within 5 days after receipt by Purchaser of such notice, the disputed items shall be resolved by a nationally recognized accounting firm with no material relationship with Purchaser, Seller or their Affiliates (the "Accounting Referee"), chosen and mutually acceptable to both Purchaser and Seller within five days of the date on which the need to choose the Accounting Referee arises. The Accounting Referee shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Referee shall be borne equally by Purchaser and Seller. Purchaser will deliver to Seller a complete and accurate copy of each return required to be filed by Purchaser, A. B. Dick or any Purchaser Retained Subsidiary under this Section 6.04 for Tax periods that include the Closing Date, and any amendment to such return, within 10 Business Days of the date such return is filed with the appropriate tax agency.

                  SECTION 6.05. SECTION 338(h)(10) ELECTION. (a) The parties agree that in connection with the sale contemplated hereby, the parties shall cause an express election pursuant to Section 338(h)(10) of the Internal Revenue Code and any similar elections under any applicable state or local income tax laws to be made for A. B. Dick and Itek Graphix Corporation (the "Section 338 Elections"), and shall comply with the rules and regulations applicable to the
Section 338 Elections.

                  (b) For purposes of executing the Section 338 Elections, on or prior to the Closing Date, Purchaser and Seller (and other entities as necessary) jointly shall execute four copies (three for Purchaser and one for Seller) of IRS Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury regulations and any other forms required to be filed under state or local law with respect to Section 338 Elections. The forms relating to the Section 338 Elections for federal, state and local Tax purposes hereinafter shall be referred to as the "Forms". The Forms shall be filed with the appropriate tax authorities not earlier than 90 days before the latest date for the filing thereof. As soon as practicable, but not later than 30 days following Seller's calculation of Final Working Capital, Seller shall submit to Purchaser any necessary corrections, amendments or supplements (the "Adjustments") to such Form and the attachments thereto, as executed by Purchaser and Seller (and other entities as necessary) on or before the Closing Date. Seller's Adjustments shall be binding on the parties hereto unless Purchaser shall deliver to Seller notice in writing of an objection to any item within 30 days following Purchaser's receipt of such calculations. In the event of such a dispute, Purchaser and Seller shall negotiate in good faith among themselves for a period of 15 Business Days in an attempt to resolve such dispute. If no resolution is reached within such period, Purchaser and Seller shall submit such disputed items to KPMG Peat Marwick within two Business Days after the end of that period and the decision of such accounting firm shall be given within 30 days thereafter and will be conclusive and binding on the parties. Purchaser and Seller will each pay one half of the fees and expenses charged by KPMG Peat Marwick in connection therewith. The fees and expenses of the accounting firm shall be shared equally between Purchaser and Seller. In any event, however, the Forms must be filed on or before their due date.

                  (c) For purposes of making the Section 338 Elections, Section
6.05 of the Disclosure Schedule shall set forth an allocation of Purchaser's "adjusted grossed-up basis" in the shares of A. B. Dick and the Purchaser Retained Subsidiaries (within the meaning of the Treasury regulations under Section 338 of the Internal Revenue Code) to the classes of tangible and intangible assets of A. B. Dick and the Purchaser Retained Subsidiaries as of the Closing Date as required by Form 8023-A (the "Allocation"). The Allocation shall be modified to reflect an Adjustment made pursuant to Section 6.05(b) above. The Allocation shall be binding upon Purchaser and Seller for purposes of allocating the "deemed selling price" (within the meaning of the Treasury regulations) among the assets of A. B. Dick and its Subsidiaries. Neither party shall file any Tax return, or take a position with a Tax authority, that is inconsistent with the Allocation. The parties also agree to use reasonable efforts prior to Closing to agree to an allocation of purchase price with respect to each asset deemed purchased, and if such an agreement is reached, such allocation shall be treated as an Allocation for purposes of this Agreement.

                  SECTION 6.06. COOPERATION AND EXCHANGE OF INFORMATION. Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of another in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of A. B. Dick and the Purchaser Retained Subsidiaries for its taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by another party in writing of such extensions for the respective Tax periods, or (b) six years following the due date (without extension) for such returns. Any information obtained under this Section 6.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

                  SECTION 6.07. CONVEYANCE TAXES. Purchaser agrees to assume liability for and to pay all sales, transfer, stamp, real property transfer and similar Taxes incurred as a result of the sale of the Shares contemplated hereby. In addition, Purchaser agrees to indemnify Seller and its Affiliates for any and all Losses incurred by Seller and its Affiliates arising out of Purchaser's failure to make timely or full payments of such Taxes.

                  SECTION 6.08. MISCELLANEOUS. (a) The parties agree to treat all payments made under this Article VI or Article VIII as adjustments to the purchase price for Tax purposes.

                  (b) Except as expressly provided otherwise, this Article VI shall be the sole provision governing Tax matters and indemnities therefor under this Agreement.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

                  SECTION 7.01. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate of Purchaser to such effect signed by a duly authorized officer thereof;

                  (b) NO ORDER. No United States, state or foreign governmental authority or other agency or commission or United States, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions, and the parties hereto shall use all reasonable efforts to have any such order or injunction entered prior to the Closing vacated;

                  (c) RESOLUTIONS. Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the board of directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (d) INCUMBENCY CERTIFICATE. Seller shall have received a certificate of the Secretary or an Assistant Secretary of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder; and

                  (e) LEGAL OPINION. Seller shall have received a legal opinion, addressed to Seller and dated the Closing Date, substantially in the form of Exhibit 7.01(e).

                  SECTION 7.02. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date and except for any such failures to be true and correct that would not be reasonably expected to have a material adverse effect individually or in the aggregate on the Business, each material covenant contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects (with respect to this Section 7.02(a) the covenants listed in Section 9.01(b) of the Disclosure Schedule shall be deemed to be immaterial covenants and all other covenants to be complied with hereunder shall be deemed to be material), and Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof; provided, however, that Purchaser shall be entitled to indemnification after the Closing pursuant to Section 8.03(a)(i) with respect to any representation or warranty of Seller that is not true and accurate in all respects at the Closing and with respect to any representation or warranty of Seller that is not true and accurate in all respects as if any such representation or warranty were made by Seller as of the Closing Date;

                  (b) MATERIAL ADVERSE CHANGE. Subsequent to the date hereof, there shall not have occurred and be continuing any act, event or condition which is reasonably likely to prevent or impair the ability of the Business to be conducted in substantially the same manner as conducted immediately before the Closing.

                  (c) NO ORDER. No United States, state or foreign governmental authority or other agency or commission or United States, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions, and the parties hereto shall use all reasonable efforts to have any such order or injunction entered prior to the Closing vacated;

                  (d) NILES LEASE. Seller or its Affiliate and A. B. Dick shall have executed and delivered a real property lease for the Niles Facility in the form attached hereto as Exhibit 7.02(d) (the "Lease").

                  (e) RESIGNATIONS. Each director (other than those remaining with A. B. Dick or such subsidiary after Closing) of A. B. Dick and the Purchaser Retained Subsidiary shall have resigned effective as of the Closing Date;

                  (f) RESOLUTIONS. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the board of directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (g) INCUMBENCY CERTIFICATE. Purchaser shall have received a certificate of the Secretary or an Assistant Secretary of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder;

                  (h) LEGAL OPINION. Purchaser shall have received legal opinions, addressed to Purchaser and dated the Closing Date, substantially in the forms of Exhibit 7.02(h)(i) and Exhibit 7.02(h)(ii);

                  (i) ASSUMPTION AGREEMENT. Seller shall have executed and delivered to Purchaser an assumption agreement in the form of
         Exhibit 7.02(i) hereto (the "Assumption Agreement");

                  (j) NOMINEE SHARES. Any nominee shares in any Purchaser Retained Subsidiary shall have been transferred, without any additional consideration, to Purchaser or its nominee; and

                  (k) RELEASE OF LIENS. All liens, encumbrances and charges against A. B. Dick, any Purchaser Retained Subsidiary or the Real Property relating only to the Excluded Liabilities shall have been released.

                  (l) GEC PLC GUARANTEE. GEC plc shall have delivered to Purchaser the guarantee described in Section 5.17.

                  (m) MANUFACTURING AGREEMENT. A.B. Dick Holland BV shall have executed and delivered to Purchaser the Manufacturing Agreement in a form reasonably satisfactory to Purchaser.

Purchaser's obligations hereunder are not subject to any third party financing.

                                  ARTICLE VIII

                                 INDEMNIFICATION

                  SECTION 8.01. SURVIVAL. Subject to the limitations and other provisions of this Agreement and subject to Sections 8.04 and 8.05, (a) the representations and warranties of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Seller or Purchaser until March 31, 1998 (other than the representations and warranties contained in Section 3.14, Section 3.17 and Section 3.18 which shall survive the closing in full force and effect and shall be governed by

Article VI, Section 8.04 and Section 8.05, respectively) and (b) each covenant and agreement of each party hereto (including its indemnification obligations other than those based upon its representations and warranties) shall survive the Closing and shall remain in full force and effect, in each case regardless of any investigation made by or on behalf of any party hereto for a period equal to the specific statute of limitations period applicable to that covenant or agreement, if any, and if there is no limitation and in any case with respect to clause (iii) of Section 8.02(a) and clause (iii) of Section 8.03(a), then such indemnification shall survive indefinitely.

                  SECTION 8.02. INDEMNIFICATION BY PURCHASER. (a) Purchaser agrees, subject to the other terms and conditions of this Agreement and without gross-up for Taxes, to indemnify Seller and its Affiliates against and hold it harmless from all Losses arising out of (i) the breach of any representation or warranty of Purchaser herein (other than any covered by Article VI), (ii) the breach of any covenant or agreement of Purchaser herein (other than any covered by Article VI), and (iii) the Designated Liabilities. Anything in Section 8.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against Purchaser pursuant to Section 8.02(a)(i) or 8.02(a)(ii) for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by Purchaser describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 8.01. Anything in this Agreement to the contrary notwithstanding, any failure by Seller or any of its Affiliates to notify Purchaser or any of its Affiliates of any claim, action or Loss in connection with or relating to Purchaser's obligations pursuant to Section 8.02(a)(iii) shall in no way relieve or otherwise affect Purchaser's obligations under such Sections.

                  (b) The indemnification obligations of Purchaser pursuant to
Section 8.02(a)(i) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to Section 8.02(a)(i) exceeds $250,000 (the "Purchaser's Threshold Amount"), and then only to the extent such aggregate amount exceeds Purchaser's Threshold Amount and, notwithstanding anything to the contrary, such indemnification obligations pursuant to clause (i) of Section 8.02(a) of Purchaser shall be limited to $15,000,000. All other indemnities of Purchaser in this Agreement shall be effective without regard to the threshold or cap described in this Section 8.02(b). For the purposes of this Section 8.02 and any other indemnity by Purchaser under this Agreement, and for the purposes of computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payments actually received by Seller, and Seller shall reimburse Purchaser for the amount of any additional insurance proceeds and any additional indemnity, contribution or other similar payment recovered by Seller or any of its Affiliates from any third party, after deducting out-of-pocket expenses incurred by Seller or its Affiliates to obtain such recovery, with respect to any such claim for which Purchaser has been indemnified by Seller. For any Loss indemnifiable by Purchaser under this Agreement that is subject to insurance or other indemnity, contribution or other similar payment from a third party, Purchaser will lend to the indemnified party hereunder the amount covered by such insurance or other indemnity, contribution or similar payment, and Seller will use reasonable efforts to collect such amounts from the relevant third party, it being understood that such insurance, indemnity, contribution or similar payment is primary and that

Purchaser's indemnities under this Agreement are secondary. Any such reimbursement in connection with any claim shall not exceed the amount received by Purchaser from Seller in connection with Seller's indemnity for that claim.

                  (c) Seller, at its sole cost and expense, agrees to give Purchaser written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification under this Agreement or as to which Purchaser's Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that Seller learns of such claim, assertion, event or proceeding; PROVIDED, HOWEVER, that the failure to so notify Purchaser shall not affect rights to indemnification hereunder except to the extent that Purchaser demonstrates that it is actually prejudiced by such failure. If Purchaser acknowledges in writing its obligations to indemnify an indemnified person under Section 8.02(a) against any Loss that may result from any such claim or proceeding, Purchaser shall be entitled to assume and control, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If Purchaser elects to assume the defense of any such claim or proceeding, Seller may participate in such defense, but in such case the expenses of Seller and its counsel shall be paid by Seller. Seller shall provide Purchaser with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Purchaser in the defense or settlement thereof, and Purchaser shall reimburse Seller for all its reasonable out-of-pocket expenses in connection therewith. If Purchaser elects to direct the defense of any claim or proceeding pursuant to this Section, Seller shall not pay, or permit to be paid, or settle or admit any liability with respect to any part of any claim or demand arising from such asserted liability, unless Purchaser consents in writing to such payment or unless Purchaser, subject to the last sentence of this Section 8.02(c), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Purchaser is entered against Seller for such liability. If Purchaser shall fail to defend, or if, after commencing or undertaking any such defense, Purchaser fails to prosecute or withdraws from such defense, Seller shall have the right to undertake the defense or settlement thereof, at Purchaser's expense. If Seller assumes the defense of any such claim or proceeding pursuant to this Section 8.02(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then Seller shall give Purchaser prompt written notice thereof and Purchaser shall have the right to participate in and approve the settlement or assume or reassume the defense of such claim or proceeding.

                  (d) Except as set forth in this Agreement, Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Seller, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have no liability under any provision of this Agreement for and in no event shall Purchaser's Threshold Amount be applied to any Losses to the extent that such Losses result from or arise out of actions taken by Seller, the Seller Retained Subsidiaries or their respective Affiliates after the Closing Date.

                  (f) With respect to any claim for indemnity that may be asserted under Section 8.02(a)(iii) or Sections 8.02(a)(i) or (ii), any such claim may be asserted first under Section 8.02(a)(iii), and to the extent that
Section 8.02(a)(iii) does not apply to the whole of such claim, the remainder of such claim may be asserted under Sections 8.02(a)(i) or (ii).

                  (g) In no event shall Purchaser be obligated to indemnify Seller or any other Person with respect to any Excluded Liability. Nothing in this Section 8.02(g) shall be construed to limit Purchaser's obligations to indemnify Seller and its Affiliates for any Designated Liabilities in accordance with the terms of this Agreement.

                  SECTION 8.03. INDEMNIFICATION BY SELLER. (a) Seller agrees, subject to the other terms and conditions of this Agreement and the Assumption Agreement, and without grossup for Taxes, to indemnify Purchaser, A. B. Dick, the Purchaser Retained Subsidiaries and their respective Affiliates against and hold them harmless from all Losses arising out of (i) the breach of any representation or warranty of Seller herein (other than representations and warranties contained in Section 3.14, Section 3.17 and Section 3.18 which shall be governed by Article VI, Section 8.04 and Section 8.05, respectively, it being understood that Article VI, Section 8.04 and Section 8.05 constitutes the sole treatment of the matters addressed therein), (ii) the breach of any covenant or agreement of Seller herein (other than Article VI, it being understood as aforesaid), (iii) any action taken by any landlord under any of the leases identified in Section 3.16 of the Disclosure Schedule as a result of or in connection with the failure by Seller for any reason to obtain the consent of any party to any of such leases required in connection with or as a result of the execution of this Agreement by Seller or the consummation of the transactions contemplated by this Agreement, but only to the extent that any such action by any such landlord is not instigated by Purchaser or its Affiliates, and (iv) the Excluded Liabilities. Anything in Section 8.01 to the contrary notwithstanding, no claim may be asserted nor any action commenced against Seller pursuant to Section 8.03(a)(i) or 8.03(a)(ii) for any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by Seller describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 8.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date. Anything in this Agreement to the contrary notwithstanding, any failure by Purchaser or any of its Affiliates to notify Seller or any of its Affiliates of any claim, action or Loss in connection with or relating to Seller's obligations pursuant to Section 8.03(a)(iii) or Section 8.03(a)(iv) shall in no way relieve or otherwise affect Seller's obligations under such Sections.

                  (b) The indemnification obligations of Seller pursuant to clause (i) of Section 8.03(a) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to this
Section 8.03 exceeds $250,000 (the "Seller's Threshold Amount"), and then only to the extent such aggregate amount exceeds Seller's Threshold Amount and, notwithstanding anything to the contrary, such indemnification obligations pursuant to clause (i) of Section 8.03(a) of Seller shall be limited to $15,000,000 in the aggregate. All other indemnities of Seller in this Agreement shall be effective without regard to the threshold or cap described in this
Section 8.03(b). For the purposes of this Section 8.03 and any other indemnity by Seller under this Agreement, and for the purposes of computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payments actually received by Purchaser, and Purchaser shall reimburse Seller for the amount of any additional insurance proceeds and any additional indemnity, contribution or other similar payments recovered by Purchaser or any of its Affiliates from any third party, after deducting out-of-pocket expenses incurred by Purchaser or its Affiliates to obtain such recovery, with respect to any such claim for which Purchaser has been indemnified by Seller. Any such reimbursement in connection with any claim shall be limited to the amount received by Purchaser from Seller in connection with Seller's indemnity for that claim. For any Loss indemnifiable by Seller under this Agreement that is subject to insurance or other indemnity, contribution or other similar payment from a third party, Seller will lend to the indemnified party hereunder the amount covered by such insurance or other indemnity, contribution or similar payment, and Purchaser will cause A. B. Dick to use reasonable efforts to collect such amounts from the relevant third party, it being understood that such insurance, indemnity, contribution or similar payment is primary and that Seller's indemnities under this Agreement are secondary.

                  (c) In no event shall Seller be obligated to indemnify Purchaser or any other Person with respect to any Designated Liability. Nothing in this Section 8.03(c) shall be construed to limit Seller's obligations to indemnify Purchaser and its Affiliates for any Excluded Liabilities in accordance with the terms of this Agreement.

                  (d) Seller shall promptly assume and control the defense of any claim or proceeding by or in respect of a third party as to which Purchaser is entitled indemnification under Section 8.03(a)(iv). Purchaser agrees to give Seller written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which it may request indemnification under Sections 8.03(a)(i), (ii) or (iii) or as to which Seller's Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that Purchaser learns of such claim, assertion, event or proceeding; PROVIDED, HOWEVER, that the failure to so notify Seller shall not affect rights to indemnification hereunder except to the extent that Seller demonstrates that it is actually prejudiced by such failure. Purchaser agrees to give Seller written notice of any claim, assertion, event or proceeding by or in respect to a third party as to which it may request indemnification under Section 8.03(a)(iv) as soon as is practicable and in any event within 30 days of the time Purchaser learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify Seller shall not affect rights to indemnification hereunder. If Seller acknowledges in writing its obligations to indemnify an indemnified person under Sections 8.03(a)(i), (ii) or (iii) against any Loss that may result from any such claim or proceeding, Seller shall be entitled to assume and control, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. Purchaser may participate in any defense assumed by Seller, but in such case the expenses of Purchaser shall be paid by Purchaser. Purchaser shall provide Seller with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Seller in the defense or settlement thereof, and Seller shall reimburse Purchaser for all its reasonable out-of-pocket expenses in connection therewith. If Seller elects to direct the defense of any such claim or proceeding, Purchaser shall not pay, or permit to be paid, or settle or admit any liability with respect to any part of any claim or demand arising from such asserted liability unless Seller consents in writing to such payment or unless Seller, subject to the last sentence of this Section 8.03(d), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Seller is entered against Purchaser for such liability. If Seller shall fail to defend, or, if after commencing or undertaking any such defense, fail to prosecute or withdraws from such defense, Purchaser shall have the right to undertake the defense or settlement thereof, at Seller's expense. If Purchaser assumes the defense of any such claim or proceeding pursuant to this Section 8.03(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then Purchaser shall give Seller prompt written notice thereof and Seller shall have the right to participate in and approve the settlement or assume or reassume the defense of such claim or proceeding.

                  (e) Except as set forth in this Agreement, Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the purchase and sale of the Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

                  (f) Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability under Section 8.03(a)(i) and (ii) for and in no event shall Seller's Threshold Amount be applied to any Losses to the extent that such Losses result from or arise out of actions taken by A. B. Dick, any Purchaser Retained Subsidiary, or their respective Affiliates after the Closing Date or by Purchaser or its Affiliates.

                  (g) With respect to any claim for indemnity that may be asserted under either Section 8.03(a)(iv) or Sections 8.03(a)(i), (ii) or (iii), any such claim may be asserted first under Section 8.03(a)(iv), and to the extent that Section 8.03(a)(iv) does not apply to the whole of such claim, the remainder of such claim may be asserted under Sections 8.03(a)(i), (ii) or
(iii).

                  (h) In the event that Seller is required to indemnify Purchaser or its Affiliates pursuant to clause (i) of Section 8.03(a) as it relates to Section 3.07 on the basis that the Company's Financial Data overstates the 3500 Inventory included therein, the Working Capital adjustments made pursuant to clause (i) of Section 2.02(b) shall be retroactively recalculated by deducting the amount of such overstatement from the Reference Working Capital; provided, however, that the amount of such retroactive adjustment shall not exceed the amount which Seller is required to pay to Purchaser and its Affiliates for such indemnification. A payment in the amount of such retroactive adjustment shall be made by Purchaser to Seller and such payment shall be offset against the amount for which Seller is required to indemnify Purchaser as described in the first sentence of this paragraph. For purposes of this paragraph only, any such indemnity not payable by Seller due to the Seller's Threshold Amount shall, to such extent, nonetheless be deemed to have been paid to Purchaser.

                  SECTION 8.04. ENVIRONMENTAL INDEMNIFICATION. (a) Subject to the limitations set forth below in Section 8.04(b), from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser, A. B. Dick, the Purchaser Retained Subsidiaries and their respective Affiliates from all Losses and Consequential Damages arising out of: (i) any Hazardous Substance present in, on, under or above any real property owned, leased, occupied or used by

A. B. Dick or any Purchaser Retained Subsidiary at any time prior to the Closing or any personal property located or used thereat, arising out of actions or conditions occurring or existing prior to, at or after the Closing; (ii) any claims by any governmental or regulatory authority or third party in connection with any violation of or noncompliance with or other liability arising under any Environmental Laws or Environmental Permits relating to A. B. Dick or any Purchaser Retained Subsidiary prior to the Closing; (iii) the breach of any representation or warranty of Seller in Section 3.17; (iv) the matters disclosed in Section 3.17 of the Disclosure Schedule; and (v) all liabilities and obligations in connection with any sites to which any Hazardous Substance was transported or at which any Hazardous Substance migrated, was disposed or arrangements were made for transportation to or disposal at such sites of any Hazardous Substances from any location operated by A. B. Dick or any Purchaser Retained Subsidiaries prior to the Closing, including any such sites previously owned, leased, occupied or used by Seller in the conduct of the Business (any of the matters addressed in clauses (i), (ii), (iii), (iv) or (v) of this Section 8.04(a) and clauses (i), (ii) or (iii) of Section 8.04(e) are collectively "Environmental Losses"). Seller's obligations under this Section 8.04 shall be without limitation as to time or amount.

                  (b) Notwithstanding anything to the contrary in this Agreement, Seller's obligations under this Section 8.04 shall be subject to the following provisions:

                  (i) With respect to the Real Property (other than the Unoccupied Leased Properties), Seller's obligations under this Section
         8.04 shall only apply to Environmental Losses arising out of actions or conditions occurring or existing prior to Closing, but only to the extent that Seller receives notice from an indemnified party within three (3) years after the Closing Date of any such Environment Loss or any such action, omission or condition that may result in an Environmental Loss. It shall be presumed that (A) any Environmental Loss of which Seller receives notice pursuant to the preceding sentence arises out of actions or conditions occurring or existing prior to the Closing Date absent a showing by Seller by a preponderance of the evidence that such Environmental Loss relates solely to actions of Purchaser, its Affiliates or any other third party after the Closing Date and (B) any condition of which Seller receives notice pursuant to the preceding sentence was in existence prior to the Closing Date absent a showing by Seller by a preponderance of the evidence that such condition relates solely to actions of Purchaser, its Affiliates or any other third party after this Closing Date.

                  (ii) Subject to the requirement of notice and the presumption described in clause (b)(i) above, with respect to any Hazardous Substance present in, on, under or above the Real Property (other than the Unoccupied Lease Properties), Seller's obligations under Section 8.04(a)(i) shall only apply to Environmental Losses arising out of the investigation, sampling, monitoring, treatment, remediation, removal, closure, corrective action, control (including by virtue of the installation of pollution control equipment) or cleanup ("Remedial Activities") of any Hazardous Substance present in, on, under or above any Real Property (other than any Unoccupied Leased Property) or any personal property located or used thereat, arising out of actions, omissions or conditions occurring or existing prior to the Closing Date, to the extent that those Remedial Activities are (A) required by any governmental or regulatory authorities under any Environmental Law or Environmental Permit, or (B) necessary and appropriate in connection with necessary excavation, maintenance, repair, replacement, building expansion or reconstruction when done in the ordinary course of business by A. B. Dick and the Purchaser Retained Subsidiaries after the Closing. With respect to the Real Property (other than the Unoccupied Leased Properties), Seller's obligations under Section 8.04(a)(i) shall not include the cost of Remedial Activities which are required under any applicable Environmental Law because of a material change by A. B. Dick or any Purchaser Retained Subsidiary on or after the Closing in the nature of the use of the Real Property (other than the Unoccupied Leased Properties) from the use thereof at the time of the Closing.

                  (iii) With respect to the Niles Facility, Seller's obligations under this Section 8.04 shall apply to all Environmental Losses arising out of actions or conditions occurring or existing prior to, at or after the Closing Date, except to the extent that (A) Seller proves by a preponderance of the evidence that any such Environmental Loss associated with the Niles Facility arose in connection with the use, generation, storage, release, discharge or disposal of any Hazardous Substance by A. B. Dick during the term of the Lease and (B) Purchaser does not then prove by a preponderance of the evidence that any such Environmental Loss associated with the Niles Facility was caused by a Designated Use (defined below). "Designated Use" means any activity which Purchaser, A. B. Dick and/or the Purchaser Retained Subsidiaries conducts after the Closing in a manner, at a product rate and using materials, processes and work practices that is substantially and materially similar to those conducted by Seller, A. B. Dick and/or their Affiliates prior to the Closing Date.

                  (iv) With respect to a breach of any representation or warranty of Seller in Section 3.17, Seller's obligations under this
         Section 8.04 shall only apply to any breach of which Seller receives notice from an indemnified party within three (3) years after the Closing Date.

                  (c) With respect to the Real Property after the Closing and the Niles Facility during the term of the Lease, subject to Seller's option to conduct Remedial Activities described in Section 8.04(d), Purchaser will not unreasonably neglect Remedial Activities that are necessary and appropriate to address conditions that could reasonably be expected to give rise to Environmental Losses; PROVIDED, HOWEVER, that the failure by Purchaser to comply with this Section 8.04(c) shall not affect rights to indemnification under this
Section 8.04 except to the extent that Seller is actually prejudiced by such failure.

                  (d) Without limiting the effect of Section 8.04(a), Seller shall have the option to conduct any indemnified Remedial Activities. The indemnified party agrees to provide all necessary and reasonable cooperation to the indemnifying party in performing such Remedial Activities and shall provide the indemnifying party with all reasonable and necessary access to the Real Property upon reasonable notice during normal business hours and without unreasonable interference to the operation of the site. Subject to the foregoing, Seller shall have the right to make such excavations, test pits, boreholes, undertake investigations, install monitoring or treatment facilities, in, on and under such Real Property to such extent and for so long as shall be necessary to conduct such Remedial Activities. A party performing any such Remedial Activities shall keep the other party informed regarding such Remedial Activity and shall provide the other party with copies of all monitoring, sampling and other data regarding conditions of the Real Property relating to the Remedial Activities. The party performing any such Remedial Activities shall give the other party the opportunity to review and comment in advance upon any material submissions to governmental or regulatory authorities with respect to the Remedial Activities. A party performing Remedial Activities hereunder shall conduct such Remedial Activities providing such review and comment period does not interfere with any obligations imposed under Environmental Law or, in the reasonable judgment of the remediating party, jeopardize any privilege arising under a self audit law or otherwise. A party performing Remedial Activities hereunder shall conduct such remedial Activities as would a reasonable owner of the Real Property conducting such Remedial Activities for its own account in similar circumstances and for a similar industrial use, including making all reasonable efforts to prevent the Remedial Activities from interfering with the conduct of business at the Real Property.

                  (e) From and after the Closing Date, Seller shall indemnify and hold harmless Purchaser, A.B. Dick, the Purchaser Retained Subsidiaries and their respective Affiliates from all Losses arising out of or related to: (i) any Hazardous Substance present in, on, under or above any real property owned, leased, occupied or used by any Seller Retained Subsidiary at any time prior to, at or after the Closing or any personal property located or used thereat, arising out of actions or conditions occurring or existing prior to, at or after the Closing; (ii) any claims by governmental or regulatory authority or third party in connection with any violation of or noncompliance with or other liability arising under any Environmental Laws or Environmental Permits relating to any Seller Retained Subsidiary prior to, at or after the Closing; and (iii) all liabilities and obligations in connection with any sites to which any Hazardous Substance was transported or at which any Hazardous Substance migrated, was disposed or arrangements were made for transportation to or disposal at such sites of any Hazardous Substances from any location operated by any Seller Retained Subsidiary prior to, at or after the Closing, including any such sites owned, leased, occupied or used by any Seller Retained Subsidiary in the conduct of its businesses.

                  (f) The obligations and liabilities of Seller with respect to Environmental Losses arising from claims of any third party which are subject to the indemnification provided for in Section 8.04(a) or Section 8.04(e) ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions:

                  (i) If an indemnified person shall receive notice of any Third-Party Claim with respect to the Real Property, such indemnified person shall give Seller notice of such Third-Party Claim within 30 days of the receipt by such indemnified person of such notice; PROVIDED, HOWEVER, that the failure to so notify Seller shall not affect rights to indemnification hereunder except to the extent that Seller demonstrates that it is actually prejudiced by such failure. If an indemnified person shall give Seller notice of any Third Party Claim with respect to any property other than the Real Property, such indemnified person shall give Seller notice of such Third Party Claim within thirty (30) days of the receipt by such indemnified person of such notice; PROVIDED, HOWEVER, that the failure to so notify Seller shall not affect rights to indemnification hereunder.

                  (ii) Seller shall promptly assume and control the defense of any Third Party Claim relating to any property other than the Niles Facility or any Real Property that is

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



         not an Unoccupied Leased Property. With respect to the Niles Facility or any Real Property that is not an Unoccupied Leased Property, if Seller acknowledges in writing its obligations to indemnify an indemnified person hereunder against any Environmental Losses that may result from a Third Party Claim, then Seller shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to such indemnified person. If there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of such indemnified person for the same counsel to represent both such indemnified person and Seller, then such indemnified person shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of Seller.

                  (iii) In the event Seller undertakes or exercises the right to undertake any such defense against any Third Party Claim as provided above, an indemnified person shall cooperate with Seller in such defense and make available to Seller, at Seller's expense, all witnesses, pertinent records, material and information in such indemnified person's possession or under such indemnified person's control relating thereto as is reasonably required by Seller. Similarly, in the event an indemnified person is, directly or indirectly, conducting the defense against any such Third-Party Claim, the indemnifying person shall cooperate with such indemnified person in such defense and make available to such indemnified person, at Seller's expense, all such witnesses, records, materials and information in Seller's possession or under Seller's control relating thereto as is reasonably required by such indemnified person.

                  (iv) No such Third-Party Claim may be settled by Seller without the written consent of the indemnified person, which consent shall not be unreasonably withheld.

                  SECTION 8.05. INDEMNIFICATION BY SELLER FOR LIABILITIES RELATING TO PENSION PLANS, OTHER BENEFIT PLANS, RETIREE MEDICAL BENEFITS AND BREACH OF EMPLOYEE BENEFIT PLAN REPRESENTATIONS. (a) Seller shall indemnify Purchaser, A. B. Dick, the Purchaser Retained Subsidiaries, and their respective Affiliates, against, and to hold each of them harmless from, all Losses and Consequential Damages arising out of or in any way related to (i) any A. B. Dick Pension Plan or other A. B. Dick Benefit Plan not retained by A. B. Dick, Purchaser, or an Affiliate of Purchaser after the Closing pursuant to Section 5.09A(c), (ii) any claim for retiree medical benefits under any A. B. Dick Benefit Plan, as described in Section 5.09A(a) above, (iii) any A. B. Dick Non-U.S. Pension Plan or other A. B. Dick Non-U.S. Benefit Plan not retained by a Purchaser Retained Subsidiary, Purchaser, or an Affiliate of Purchaser after the Closing pursuant to Sections 5.08B(c) and 5.09B(c) above, (iv) any claim for retiree medical benefits under any A. B. Dick Non-U.S. Benefit Plan, as described in Section 5.09B(a) above, (v) intentionally omitted, or (vi) any breach of any of the representations and warranties of Seller under Section 3.18 above. Any representation or warranty of Seller under Section 3.18 relating to any A. B. Dick Benefit Plan or A. B. Dick Non-U.S. Benefit Plan providing for retiree medical benefits or any A. B. Dick Pension Plan or A. B. Dick Non-U.S. Pension Plan shall survive the Closing and remain in full force and effect indefinitely and all other representations and warranties of Seller under
Section 3.18 shall survive the Closing and remain in full force and effect until March 31, 1998. Seller's obligations to indemnify Purchaser, A. B. Dick, the Purchaser Retained Subsidiaries and their respective Affiliates described in Sections 5.08A,

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



5.08B, 5.09A and 5.09B are hereby incorporated in this Section 8.05. The indemnities described above and those indemnities incorporated in this Section
8.05 by reference shall survive the Closing and shall remain in full force and effect for perpetuity, without any limit as to amount, except that any right to indemnity for items (vi) above shall be for the period described in the second sentence of this Section 8.05(a).

                  (b) Seller shall promptly assume and control the defense of any claim or proceeding by or in respect to a third party as to which Purchaser is entitled to indemnification under this Section 8.05. Purchaser may participate in any defense assumed by Seller, but in such case the expenses of Purchaser shall be paid by Purchaser. Purchaser shall provide Seller with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Seller in the defense or settlement thereof, and Seller shall reimburse Purchaser for all its reasonable out-of-pocket expenses in connection therewith. Upon the assumption by Seller of the defense of any such claim or proceeding, Purchaser shall not pay, or permit to be paid, or settle or admit any liability with respect to any part of any claim or demand arising from such asserted liability unless Seller consents in writing to such payment or unless Seller, subject to the last sentence of this Section 8.05, withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Seller is entered against Purchaser from such liability. If Seller shall fail to defend, or, if after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, Purchaser shall have the right to undertake the defense or settlement thereof, at Seller's expense. If Purchaser assumes the defense of any such claim or proceeding pursuant to this Section 8.05(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then Purchaser shall give Seller prompt written notice thereof and Seller shall have the right to participate in and approve the settlement or assume or reassume the defense of such claim or proceeding.

                  SECTION 8.06. EXCLUSIVE REMEDIES; WAIVER. The rights and remedies provided in this Agreement, the Guaranty executed by Nesco, Inc. as of the date hereof and the Guaranty executed by GEC plc as of the Closing Date shall be the exclusive remedies with respect to this Agreement and the subject matter hereof, and each party hereto hereby irrevocably waives and releases discharges and acquits the other party from any causes of action known or unknown whether based on statute, regulation or common law, and any claims, demands, debt, controversies, damages, costs, losses and expenses except as provided in this Agreement. Neither the acceptance nor the delivery of this waiver and release shall be construed as an admission of liability.

                                   ARTICLE IX

                             TERMINATION AND WAIVER

                  SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of Seller and Purchaser;

                  (b) by Purchaser upon written notice to Seller if (i) any of the representations or warranties of Seller contained herein is or becomes inaccurate or untrue in any material respect (except for any such breach that would not be reasonably expected to have a material adverse effect individually or in the aggregate on the Business) and is not cured in all material respects (including, but not limited to, by the payment of money) within twenty (20) days of receipt of written notice from Purchaser of such nonperformance; or (ii) any material obligation, term or condition to be performed, kept or observed by Seller hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement and is not cured in all material respects (including, but not limited to, by the payment of money) within twenty (20) days of receipt of written notice from Purchaser of any such nonperformance (for purposes of this Section 9.01(b), the covenants listed in Section 9.01(b) of the Disclosure Schedule shall be deemed to be immaterial obligations and all other obligations terms or conditions to be performed, kept or observed by Seller hereunder shall be deemed to be material);

                  (c) by Seller upon written notice to Purchaser if (i) any of the representations or warranties of Purchaser contained herein is or becomes inaccurate or untrue in any material respect and is not cured in all material respects (including, but not limited to, by the payment of money) within twenty (20) days of receipt of written notice from Seller of such nonperformance; or (ii) any obligation, term or condition to be performed, kept or observed by Purchaser hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement and is not cured in all material respects (including, but not limited to, by the payment of money) within twenty (20) days of receipt of written notice from Seller of any such nonperformance;

                  (d) by either Seller or Purchaser, if the Closing shall not have occurred within 90 days of the date hereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

                  Time shall be of the essence in this Agreement.

                  SECTION 9.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (a) except as set forth in Section 5.02 and Section 10.01 and (b) nothing herein shall relieve either party from liability for any willful breach hereof. Notwithstanding anything contained in this Agreement to the contrary, any party terminating this Agreement for any reason shall not be liable to the other party for Consequential Damages arising in connection with any such termination.

                  SECTION 9.03. WAIVER. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                    ARTICLE X

                               GENERAL PROVISIONS

                  SECTION 10.01. EXPENSES. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                  SECTION 10.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

                  (a)      if to Seller:

                           GEC INCORPORATED
                           5700 West Touhy Avenue
                           Niles, Illinois 60714-4690
                           Attention:  Vice President and Secretary
                           Telecopier:  (847) 647-1276
                           Telephone for confirmation:  (847) 647-9440

                           with a copy to:

                           The General Electric Company, plc
                           1 Stanhope Gate
                           London W1A 1EH
                           Attention:  The Secretary
                           Telecopier:  011-44-171-493-1974

                           and with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019
                           Attention:  Melvin L. Bedrick
                           Telecopier:  (212) 474-3700

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



                  (b)      if to Purchaser:

                           Paragon Corporate Holdings, Inc
                           6140 Parkland Blvd.
                           Mayfield Heights, Ohio  44124
                           Attention:  Chairman
                           Telecopier: (216) 449-3112

                           with a copy to:

                           Baker & Hostetler
                           3200 National City Center
                           1900 East Ninth Street
                           Cleveland, Ohio 44114-3485
                           Attention:  Edward G. Ptaszek, Jr.
                           Telecopier:  (216) 696-0740

                  SECTION 10.03. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

                  SECTION 10.04. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 10.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

                  SECTION 10.06. ENTIRE AGREEMENT. This Agreement and the other agreements and instruments contemplated hereby constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, between Seller and Nesco with respect to the subject matter hereof and except as otherwise expressly provided herein.

                  SECTION 10.07. ASSIGNMENT; BINDING EFFECT. This Agreement and the other agreements and instruments contemplated hereby shall not be assigned by either party hereto and any such purported assignment shall be void and of no effect; PROVIDED, HOWEVER, that (i) Purchaser may assign this Agreement to its Affiliate and (ii) Purchaser may assign the Assumption Agreement to a purchaser of the Business or to a financial institution in connection with a financing, in each case subject to any defense, estoppel, waiver, setoff or claim which Seller may have with respect to Purchaser (arising before or after such assignment). This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Purchaser, its successors and permitted assigns. For purposes of this Agreement, all references to Purchaser, Seller, A.
B. Dick, the Seller Retained Subsidiaries and the Purchaser Retained Subsidiaries include successors thereto.

                  SECTION 10.08. NO THIRD-PARTY BENEFICIARIES. Except as provided in Article VI and VIII or in the Assumption Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 10.09. AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

                  SECTION 10.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

                  SECTION 10.11. ARBITRATION. If the parties hereto in good faith cannot resolve any controversy or claim arising between the parties (but not involving any third party) out of or related to this Agreement or in connection with a breach of this Agreement within thirty (30) days after the claiming party gives notice of such controversy or claim to the other party hereto, any party hereto may demand and commence arbitration of the controversy or claim. In the event of a demand for arbitration, Purchaser shall select one arbitrator and Seller shall select one arbitrator within fifteen (15) days after such demand shall have been given (the "Demand Date") and the two arbitrators, within thirty (30) days after the Demand Date shall select a third arbitrator. If the third arbitrator shall not be selected within thirty (30) days of the Demand Date, either Purchaser or Seller may apply to the American Arbitration Association (or any successor thereto) for the appointment of an arbitrator in Chicago, Illinois or such other city as the parties may agree upon, and the parties shall be bound by the appointments made by such Association. The arbitration shall be held as promptly as practicable thereafter under the rules of the American Arbitration Association in effect at the time such controversy, claim or breach is submitted to arbitration. The determination made in accordance with such rules shall be delivered in writing to the parties hereto and shall be final, binding and conclusive upon them and, in the case of arbitration pursuant to Article VIII hereof, the amount of the claim, if any, of Purchaser or Seller determined to exist shall be a valid indemnifiable claim under that Section. The parties hereto agree that a judgment may be entered by any court of competent jurisdiction in accordance with any determination properly made under this Section 10.11. Notwithstanding the foregoing, the parties hereto agree that this Section 10.11 shall not apply to and shall have no force or effect with respect to any claim by or controversy involving a third party (a "Third Party Claim"). Each party hereto reserves the right to have any Third Party Claim heard and determined in a court of competent jurisdiction.

                  SECTION 10.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 10.13. WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Note, the Lease or the Guaranty or any other agreement contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney or any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and such other documents, as applicable, by, among other things, the mutual waiver and certifications in this Section 10.13.

                  IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     GEC INCORPORATED (Seller)

                                     By /s/ A. Harris Walker
                                        -----------------------------
                                     Name: A. Harris Walker
                                     Title: Vice President, Secretary

                                     PARAGON CORPORATE HOLDINGS, INC.
                                     (Purchaser)

                                     By /s/ John H. Fountain
                                        -----------------------------
                                     Name: John H. Fountain
                                     Title: Vice President